As filed with Commission on November 19, 2002             File No. 333-_________


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549


                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     Alternative Technology Resources, Inc.
             (Exact name of registrant as specified in its charter)


               Delaware                       7371              93-1011046
               --------                       ----              ----------
(State or other jurisdiction   (Primary Standard Industrial  (I.R.S. Employer
    of incorporation or            Classification Code)      Identification No.)
       organization)


                 33 Jewel Court, Portsmouth, New Hampshire 03801
                            Telephone: (916) 231-0400
          (Address and telephone number of principal executive offices)



                  Jeffrey S. McCormick, Chief Executive Officer
                     Alternative Technology Resources, Inc.
                                 33 Jewel Court
                         Portsmouth, New Hampshire 03801
                            Telephone: (916) 231-0400
            (Name, address and telephone number of agent for service)


                         Copies to: Daniel B. Eng, Esq.
                              Bartel Eng & Schroder
           300 Capitol Mall, Suite 1100, Sacramento, California 95814
                            Telephone: (916) 442-0400



Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
    Title of each class of       Amount of shares     Proposed maximum        Proposed maximum        Amount of
  securities to be registered    to be Registered    offering price per      aggregate offering    registration fee
                                                            share                   price
====================================================================================================================
Common Stock, par value $0.01         6,422,315           $0.90 (1)                 $5,780,084
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01,
that may be issued upon the
conversion of Convertible Note        1,000,000           $0.90 (1)                 $  900,000
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01,
that may be issued upon
exercise of warrants                    675,000           $0.90 (1)                   $607,500
--------------------------------------------------------------------------------------------------------------------
          Total                       8,097,315                                     $7,287,584            $671
====================================================================================================================

(1) Fee calculated in accordance with Rule 457 of the Securities Act of 1933, as amended ("Securities Act"). Estimated for the sole purpose of calculating the registration fee and based upon the average quotation of the high and low price per share of our common stock on November 18, 2002, as quoted on the OTC Bulletin Board.

     The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                           Subject to Completion
PROSPECTUS                                               Dated November 19, 2002


                                8,097,315 Shares

                     Alternative Technology Resources, Inc.

                                  Common Stock

                           --------------------------

     This prospectus relates to the resale by the selling stockholders of up to 8,097,315 shares of common stock including 1,675,000 shares of common stock that may be resold by selling stockholders upon the exercise of outstanding warrants and upon the conversion of convertible notes. The selling stockholders may sell the common stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions.

     We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. We will pay for expenses of this offering.

     Our common stock is quoted on the OTC Bulletin Board under the symbol ATEK. On __________, 2002, the closing bid quotation for one share of common stock was $___. We do not have any other securities that are currently traded on any other exchange or quotation system.


                           --------------------------

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 5 of this prospectus.
                              --------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              --------------------


                  The Date of this Prospectus is _____________

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY............................................................3


RISK FACTORS..................................................................5


FORWARD LOOKING STATEMENTS...................................................10


THE OFFERING.................................................................10


USE OF PROCEEDS..............................................................11


PRICE RANGE OF OUR COMMON STOCK................. ............................11


DIVIDEND POLICY..............................................................11


SELECTED FINANCIAL DATA......................................................12


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS...................................................13


DESCRIPTION OF BUSINESS......................................................21


MANAGEMENT...................................................................27


PLAN OF DISTRIBUTION.........................................................33


SELLING SHAREHOLDERS.........................................................35


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................37


DESCRIPTION OF SECURITIES....................................................38


EXPERTS......................................................................39


AVAILABLE INFORMATION........................................................39


INDEX TO FINANCIAL STATEMENTS...............................................F-1




     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front cover page for this prospectus.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information and the financial statements appearing elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Our Business

     We have developed and are currently operating an Exchange for healthcare services ("Healthcare Exchange"). The purpose of the Healthcare Exchange is to utilize the Internet and other technologies to facilitate healthcare provider initiated discounts and administrative, billing and remittance services for all commercial lines of business in the healthcare industry. The Healthcare Exchange offers a direct and efficient conduit between medical doctors, medical groups, hospitals and other healthcare practitioners (collectively "Providers") and those who purchase or facilitate the purchase of healthcare services ("Purchasers").

     We do not provide healthcare services, but rather act as a neutral conduit to promote efficiency between Providers, Purchasers and their intermediaries including preferred provider organizations. Providers submit their bills to us, and we process and reprice the bills to the rate set by the Providers, including adding a transaction-processing fee. We then route the adjusted bills to the Purchasers or their intermediaries. Upon receipt of the payments from the Purchasers, we remit the payments to Providers. We believe that reducing the costs associated with traditional "bricks and mortar" operations, creating economies of scale, facilitating access to Providers and Purchasers, streamlining overhead costs, exploiting possibilities for functional integration, reducing errors and speeding the payment of claims should allow Purchasers to pay less and Providers to recover more of what they bill.

     Our Healthcare Exchange began operations with a limited number of Providers and Purchasers in the quarter ending June 30, 2001. We continue to receive, process and analyze operating data, and the results of our analysis will determine the amount and timing of remaining development related efforts.

     Our business address is 33 Jewel Court, Portsmouth, New Hampshire 03801, and our telephone number is (916) 231-0400.

Offering Summary

     The selling shareholders may sell up to 8,097,315 shares of common stock for resale, including 1,675,000 shares that may be resold upon the exercise of outstanding warrants and conversion of a convertible note.

     The selling stockholders listed in the prospectus may sell all, some, or none of their common shares registered pursuant to this Prospectus. We will not receive any proceeds from the offering.

Summary of Selected Financial Data

                                                                                                                As of and for the
                                                                                                               Three Months Ended
                                                  As of and for the Years Ended June 30                           September 30
                                     -----------------------------------------------------------------------------------------------
                                         2002          2001          2000          1999           1998          2002        2001
Statement of Operations Data:

Healthcare exchange revenue           $ 1,642,565  $    50,944   $         -   $         -   $         -   $   776,560  $   108,218
Healthcare exchange gross profit(loss $   179,048  $   (33,584)  $         -   $         -   $         -   $   232,858  $  (116,570)
Contract programming revenue          $         -  $   308,469   $  2,561,101  $ 6,340,235   $ 5,250,002   $         -  $         -
Selling, market and product
   development costs                  $(7,076,558) $(5,097,513)  $ (1,154,244) $         -   $         -   $(1,397,306) $(1,105,195)
General and administrative expenses   $(2,482,272) $(3,850,971)  $ (1,276,726) $(1,223,539)  $(1,336,342)  $  (509,015) $  (505,834)
                                      $(9,379,782) $(8,919,271)  $ (2,008,908) $  (192,646)  $  (805,963)  $(1,673,463) $(2,127,599)
Loss from operations
                                      $(9,815,906) $(8,914,755)  $ (4,815,641) $  (716,747)  $(1,243,944)  $(1,886,806) $(2,233,983)
Net loss
Basic and diluted net loss per share  $     (0.16) $     (0.17)  $      (0.10) $     (0.03)  $     (0.05)  $     (0.03) $     (0.04)
Shares used in per share
   calculations                        59,936,435   58,686,778     50,329,614   26,127,730    25,964,142    61,016,315   59,401,860

Balance Sheet Data:

Total assets                          $ 1,203,309  $ 5,577,658   $  2,502,703  $   599,440   $   837,353   $ 1,812,858  $ 3,733,569
Long-term obligations                 $         -  $ 3,740,450   $  3,567,424  $ 4,258,090   $ 4,006,565   $         -  $ 4,054,352
Accrued preferred stock dividends     $   283,195  $   283,195   $    735,001  $   612,501   $   490,001   $   283,195  $   283,195
Redeemable preferred stock, Series D  $         -  $         -   $  1,225,002  $ 1,225,002   $ 1,225,002   $         -  $         -
Stockholders' equity (deficit)        $(5,890,914) $   156,237   $ (2,974,406) $(5,587,475)  $(4,844,274)  $(7,315,766) $(2,058,472)

     Note:
     ----

     Through fiscal year 2001, our business was recruiting, hiring, training and placing foreign computer programmers with U.S. companies. In line with our strategy to focus on the establishment of the Healthcare Exchange for healthcare services, we suspended recruitment of foreign programmers in December 1999 and began pursuing the conversion of computer programmers to employees of our customers. This conversion was complete as of June 30, 2001.

                                  RISK FACTORS

     In addition to the other information we provide in this prospectus, you should carefully consider the following risks before deciding whether to invest in our common stock. These are not the only risks we face. Some risks are not yet known to us and there are others we do not currently believe are material but could later turn out to be so. All of these could impair our business, operating results or financial condition. In evaluating the risks of investing in us, you should also evaluate the other information set forth in this prospectus, including our financial statements.

Risks Related to Our Business

We only have a limited operating history in the healthcare and Internet industries that investors may use to assess our future prospects.

     We only recently began operating in the Internet and healthcare industries. We have not generated significant revenues and may never generate sufficient revenues to achieve profitability in this new venture. We have limited experience addressing challenges frequently encountered by early-stage companies in the electronic commerce and healthcare industries. Accordingly, our limited operating history does not provide investors with a meaningful basis for evaluating an investment in our common stock.

     The likelihood of our success must be considered in light of the potential problems, expenses, difficulties, complications and delays frequently encountered in connection with any enterprise starting a new business with a completely new business plan, particularly in new and rapidly evolving markets such as the Internet. Such risks include an evolving, untested and unpredictable business model, the creation of brand identity, the expansion or creation of competing services, the uncertainty of the acceptance of the marketing medium and the management of anticipated growth.

Our current operations are not profitable and we have a history of significant losses.

     We have experienced losses since our inception. Our net loss applicable to common stockholders for the years ended June 30, 2002 and 2001 was $9,815,906 and $9,800,897. As of June 30, 2001 we had completed the phase out of the contract programmer operations that resulted in previous operating losses. However, there is no assurance we can develop our Healthcare Exchange into a profitable and sustainable business. As a result, the report of independent auditors on our June 30, 2002 financial statements includes an explanatory paragraph indicating there is substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Our growth depends on industry acceptance of our healthcare products and services.

     The time, expense and effort of securing Purchasers and Providers may exceed our expectations and may negatively impact our business and operating results. The decision to implement our products and services requires time intensive education of both Providers and Purchasers of the advantages of our products and services. The failure of industry participants to accept our services and products as a replacement for traditional methods of operations could limit our revenue growth. We, therefore, will devote significant resources and incur costs without any assurance that sufficient medical providers will join our network or that Purchasers will use our products or services. In the event that Purchasers do not use our products or services, we may have incurred substantial costs that cannot be recovered and which will not result in future revenues.

We need additional financing.

     Based on the steps we have taken to refocus our operations and obtain additional financing, we believe that we have developed a viable plan to address our ability to continue as a going concern, and that this plan will enable us to continue as a going concern through at least the end of fiscal 2003. However, we may need to raise additional funds in the future to fully develop our Healthcare Exchange and implement our business plan. If we are unable to raise additional funds, we may be required to reduce the development efforts of our Healthcare Exchange or be forced into seeking protection under federal bankruptcy laws. Traditionally, we have relied on major stockholders or affiliates to finance our operations. However, there can be no assurance that they will continue to do so. The issuance of additional shares of common stock will dilute the ownership of existing stockholders.

Our future revenue growth depends upon our establishment and maintenance of successful relationships with Providers and strategic vendors in order to attract Purchasers to our products and services.

     We believe that our future revenue growth depends in part upon the successful creation and maintenance of relationships with Providers, Purchasers and strategic vendors. To date we have established relationships with a small number of the Providers that we are targeting. In order to successfully attract Purchasers, we may need to have a large number of relationships with Providers with diverse practices and over broad geographic areas. We may not be able to adequately develop relationships with the number of Providers necessary to achieve this type of coverage and those already existing relationships with Providers may not be ultimately successful.

     We have signed agreements effective in January 2001 with an application services provider to license, support and run software to process medical bills submitted to our Healthcare Exchange. We have also signed agreements to receive claims from Providers through electronic clearing houses and to convert paper claims into electronic formats. These relationships are non-exclusive.

     In September 1999, we entered into an agreement with WebMD Corp. to develop a web-based portal through which patients can procure health services. This relationship is nonexclusive and the status of the project is currently being reevaluated by the parties.

     We may enter into additional strategic relationships in the future and are currently evaluating other potential technology vendors. Strategic vendors may offer products or services of several different companies, including products and services that compete with our products or services. Strategic vendors may be influenced by our competitors to scale back or end their relationships with us. We may not establish additional strategic relationships, and any relationships we do establish ultimately may be unsuccessful.

     If we are unable to establish and maintain successful relationships with Providers or strategic vendors, we may have to devote substantially more resources to the sales and marketing of our products and services.

The failure of our Providers to provide high quality services will diminish our brand value and the number of Purchasers who use our proposed services may decline.

     Promotion of our brand value depends on our ability to provide a high quality experience for both Purchasers and Providers. If our Providers do not provide Purchasers high quality service, the value of our services could be damaged and the number of Purchasers using our proposed services may decrease. The failure by our Providers to provide the level of healthcare that Purchasers expect will result in low satisfaction, damage to our brand name and could materially and adversely affect our business, results of operations and financial condition.

Failure to manage our growth effectively could harm our business and operating results.

     We have hired a significant number of new employees and will continue to add personnel to maintain our ability to grow in the future. Our growth will place significant strain upon our management and operational systems and resources. We must integrate our new employees into a cohesive team and at the same time increase the total number of employees and train and manage our employee work force in a timely and effective manner to expand our business. We may not be able to do so successfully.

Our business could suffer if the integrity of our systems and the systems of those third parties we depend on are inadequate.

     We will depend on third parties to develop significant portions of the information systems for our Healthcare Exchange. Any failure of the systems we are developing, or those of third parties, could harm our business and operating results. We intend for these systems to process vast amounts of pricing and financial data and execute large numbers of payment transactions. Any delay or failure in these systems or in our ability to communicate electronically with Purchasers or in our ability to collect, store, analyze or process accurately pricing and financial data may result in the denial of claims, or in the delay or failure to execute payment transactions accurately. This type of delay or failure would harm our business and operating results.

Our business and reputation may be harmed if we are unable to protect the privacy of our confidential health information.

     Our information systems and Internet communications may be vulnerable to damage from physical break-ins, computer viruses, programming errors, attacks by computer hackers and similar disruptive problems. A user who is able to access our computer or communication systems could gain access to confidential health information of individuals. Therefore, a material security breach could harm our business and our reputation or could result in liability to us.

Our future revenue growth depends in part on increasing use of the Internet and on the growth of e-commerce.

     Rapid growth in the use of the Internet is a recent phenomenon. As a result, its acceptance and use may not continue to develop at historical rates and a sufficiently broad base of business customers and individual customers may not adopt or continue to use the Internet as a medium of commerce. Demand and market acceptance for recently introduced products and services over the Internet are subject to a high level of uncertainty, and there exist few proven products and services.

     Our future profitability depends, in part, upon increased Provider and Purchaser demand for additional Internet and e-commerce solutions that we are in the process of developing or may develop in the future.

Our ability to comply with the Health Insurance Portability and Accountability Act of 1996 (HIPAA) could harm our business and operating results.

     The Health Insurance Portability and Accountability Act of 1996 (HIPAA) will impose obligations previously unknown on the healthcare industry. HIPAA is designed to reduce the amount of administrative waste in the healthcare industry and to protect the privacy of patients' medical information. HIPAA establishes new requirements for the confidentiality of patient health information and standard formats for the secure transmission of healthcare data among healthcare providers and purchasers. HIPAA, among other things, will create federal criminal penalties for health plans, providers and claims clearinghouses that knowingly and improperly disclose information or obtain information under false pretenses. The regulations regarding the standard formats for the secure transmission of healthcare information will become effective in October 2002, but extended to October 2003 if an extension is requested and a compliance plan is filed with Secretary of the Department of Health and Human Services. The regulations regarding privacy issues will become effective in April 2003.

     We were aware of and tried to incorporate HIPAA requirements or their timely adoption as our products and services were developed. We have filed a compliance plan and a request for extension to October 2003 to comply with the standard formats requirements. We are currently reviewing processes, systems or policies that may require modification, and we are working to implement appropriate changes to avoid any adverse impact on our ability to perform services in accordance with HIPAA standards. We are also communicating with significant third-party service providers to assess their readiness and the extent to which we will need to modify our agreements or relationships with them to comply with HIPAA standards.

     The cost of this compliance effort is estimated to be less than $100,000. However, there can be no guarantee that the costs will not materially exceed this, or that changes in federal standards would require expending additional resources.

State  and  local  laws  regarding   confidentiality   and  security  of  health
information could harm our business and operating results.

     The confidentiality of patient records and claims data and the circumstances under which records and data may be released or must be secured for inclusion in our databases may be subject to substantial regulation by state governments. These state laws govern both the disclosure and the use of confidential patient medical records. Although compliance with these laws currently is principally the responsibility of Providers and health plans, these regulations may be extended to cover our business and the claims data and other information that we include in our databases. If these laws are extended to cover our business, we may be required to expend additional resources in order to comply with these laws, including changes to our security practices, and may be exposed to greater liability in the event we fail to comply with these laws.

State laws and regulations concerning the marketing of health provider services over the Internet could harm our business and operating results.

     The offering of health provider services is subject to extensive regulation under state laws. Under some state laws, regulators may take the position that a registration fee for Purchaser access to favorable fees from Providers requires meeting the requirements for licensing as a health plan or health insurer. In addition, to the extent that fees are paid by Providers, state regulators could assert that our Healthcare Exchange is a referral agency and/or collection agency, which requires licensing under many state laws, or that Providers are paying prohibited referral fees, which could subject the Provider or us to civil or criminal penalties. In addition, our relationship with Purchasers may require licensing or certifications in some states. Also, although we do not currently anticipate entering the Medicare or state Medicaid markets, similar federal regulations could adversely impact the business. Because the e-commerce business is relatively new to the provider network industry, the impact of current or future regulations is difficult to anticipate.

     As we develop our business plan, compliance with or prohibitions by state regulations could delay or eliminate certain aspects of our business or force us to modify our business, which could have a material adverse impact on our business and prospects.

Internet commerce has yet to attract significant regulation, but government regulations may result in administrative monetary fines, penalties or taxes that may reduce our future earnings.

     There are currently few laws or regulations that apply directly to the Internet. Because our business utilizes the Internet, the adoption of new (or applications of existing) local, state, national or international laws or regulations may decrease the growth of Internet usage or the acceptance of Internet commerce which could, in turn, decrease the demand for our services and increase our costs or otherwise have a material adverse effect on our business, results of operations and financial condition.

We face a risk of litigation.

     Although we are not currently involved in any litigation, we have been involved in several significant litigation matters in our history. No assurances can be given that additional legal proceedings will not be initiated against us. In addition, involvement in litigation will require us to spend time and pay expenses to defend ourselves, which will have an adverse effect on our operations and financial condition and results. The healthcare and Internet industry that we are entering into may cause us to face an increased risk of litigation. Patients who file lawsuits against doctors often name as defendants all persons and companies with any relationship to the doctors.

Risk Related to This Offering

Our common stock price is volatile and could be impacted by fluctuating results in the future and by general market conditions.

     Our common stock price is volatile and could be impacted by fluctuating results in the future and by general market conditions. Our common stock is quoted and traded on the OTC Bulletin Board and the public market for our common stock has been limited, sporadic and highly volatile. Between July 1, 2001 and October 31, 2002, the closing price of a share of our common stock ranged from a low of $1.20 to a high of $3.70. There can be no assurance that a more active trading market for our common stock will develop or be sustained.

The sale of a substantial amount of stock through this registration statement could negatively affect our stock price.

     Under an agreement with the selling stockholders, we have agreed to register the common stock for resale by this prospectus. The number of shares of common stock available for resale by this prospectus represents approximately 13% of our outstanding common stock. Because the trading price for our common stock may be affected by the number of shares available for resale, the market price of our common stock could drop as a result of sales of a large number of shares of common stock in this market after this offering or the perception that sales could occur.

Our executive officers and existing stockholders have significant control.

     Our executive officers, directors and holders of over five percent (5%) of our stock and their affiliates beneficially own approximately 65% of the outstanding shares of our common stock as of October 31, 2002. As a result, if these holders act as a group, they may be able to control us and direct our affairs, including the election of directors and approval of significant corporate transactions without further approval by other stockholders. This concentration of ownership also may delay, defer or prevent a change in control of our company, and make some transactions more difficult or impossible without the support of these stockholders.

We have not paid dividends, and expect to retain our earnings for the foreseeable future.

     We have not paid cash dividends on our common stock since our inception. We do not intend to pay cash dividends on our common stock in the foreseeable future so that we may reinvest earnings, if any, in the development of our business.

                           FORWARD LOOKING STATEMENTS

     This prospectus contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, in the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                  THE OFFERING

     The selling stockholders listed in the prospectus may sell all, some, or none of their common shares registered pursuant to this prospectus. We will not receive any proceeds from the offering.

     The shares of common stock offered for resale by the selling stockholders were issued in connection with a private placement of the shares to accredited investors in January 2002 and October 2002; warrants to purchase shares of common stock were issued to the placement agent in connection with the October 2002 private placement; a private placement of a $1,000,000 promissory note convertible into shares of common stock and warrants to purchase common stock were issued to an accredited investor in July 2002; and the issuance of shares of common stock to certain service providers in September 2002.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares by the selling stockholders.

                         PRICE RANGE OF OUR COMMON STOCK

     The table below sets forth the high and low closing prices for our common stock for each of the quarter ending September 30, 2002 and each of the quarters for the past two fiscal years.

      Period                                        High            Low

      Quarter ended September 30, 2002             $2.25           $1.30

      Quarter ended June 30, 2002                  $2.55           $2.00
      Quarter ended March 31, 2002                 $3.06           $2.06
      Quarter ended December 31, 2001              $3.09           $2.62
      Quarter ended September 30, 2001             $3.70           $2.08

      Quarter ended June 30, 2001                  $2.26           $1.90
      Quarter ended March 31, 2001                 $2.31           $1.34
      Quarter ended December 31, 2000              $3.38           $1.38
      Quarter ended September 30, 2000             $4.81           $2.75

     As of October 31, 2002, 66,718,985 shares were outstanding held by approximately 271 holders, not including those held in street name by several brokerage firms. As of October 31, 2002, a total of 13,047,303 shares of our common stock underlie outstanding options, warrants, convertible notes and future issuance of options to employees and non-employee directors.

                                 DIVIDEND POLICY

     We have never paid a cash dividend on out common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. Our Series D preferred stock carried a cumulative dividend of $0.60 per share per year until the Series D preferred stock was exchanged for common stock on September 11, 2000. On September 11, 2000, in connection with the exchange of 204,167 shares of Series D preferred stock, for 408,334 shares of common stock based on a per share price of $3.00 per share, we declared accrued dividends of $759,110 in the aggregate. Of the $759,110 in accrued dividends, two of the Series D preferred stockholders agreed to accept 158,638 shares of common stock for $475,915 in accrued dividends based on a $3.00 per share value.

     The board of directors, on the basis of various factors, including our results of operations, financial condition, capital requirements and other relevant factors, will determine our future dividend policy.

                             SELECTED FINANCIAL DATA

     In the table below, we provide you with unaudited summary historical financial data of Alternative Technology Resources, Inc. ("ATR"). We have prepared this information using the financial statements of ATR for the five years ended June 30, 2002 and the three-month periods ended September 30, 2002 and 2001. When you read this unaudited summary historical financial data, it is important that you read along with it the historical financial statements and related notes in our annual and quarterly reports, as well as the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                             As of and for the
                                                                                                            Three Months Ended
                                                 As of and for the Years Ended June 30                         September 30
                                     ----------------------------------------------------------------  -----------------------------
                                         2002         2001          2000        1999         1998            2002          2001
Statement of Operations Data:
Healthcare exchange revenue          $ 1,642,565  $    50,944  $         -  $         -  $         -   $   776,560  $   108,218
Healthcare exchange gross profit
  (loss                              $   179,048  $   (33,584) $         -  $         -  $         -   $   232,858  $  (116,570)
Contract programming revenue         $         -  $   308,469  $ 2,561,101  $ 6,340,235  $ 5,250,002   $         -  $         -
Selling, market and product
  development costs                  $(7,076,558) $(5,097,513) $(1,154,244) $         -  $         -   $(1,397,306) $(1,105,195)
General and administrative expenses  $(2,482,272) $(3,850,971) $(1,276,726) $(1,223,539) $(1,336,342)  $  (509,015) $  (505,834)
Loss from operations                 $(9,379,782) $(8,919,271) $(2,008,908) $  (192,646) $  (805,963)  $(1,673,463) $(2,127,599)
Net loss                             $(9,815,906) $(8,914,755) $(4,815,641) $  (716,747) $(1,243,944)  $(1,886,806) $(2,233,983)
Basic and diluted net loss per share $     (0.16) $     (0.17) $     (0.10) $     (0.03) $     (0.05)  $     (0.03)       (0.04)
Shares used in per share
  calculations                        59,936,435   58,686,778   50,329,614   26,127,730   25,964,142    61,016,315   59,401,860

Balance Sheet Data:
Total assets                         $ 1,203,309  $ 5,577,658  $ 2,502,703  $   599,440  $   837,353   $ 1,812,858  $  3,733,569
Long-term obligations                $         -  $ 3,740,450  $ 3,567,424  $ 4,258,090  $ 4,006,565   $         -  $  4,054,35
Accrued preferred stock dividends    $   283,195  $   283,195  $   735,001  $   612,501  $   490,001   $   283,195  $    283,195
Redeemable preferred stock, Series D $         -  $         -  $ 1,225,002  $ 1,225,002  $ 1,225,002   $         -  $         -
Stockholders' equity (deficit)       $(5,890,914) $   156,237  $(2,974,406) $(5,587,475) $(4,844,274)  $(7,315,766) $ (2,058,472)

     Note:
     ----

     Through fiscal year 2001, our business was recruiting, hiring, training and placing foreign computer programmers with U.S. companies. In line with our strategy to focus on the establishment of the Healthcare Exchange for healthcare services, we suspended recruitment of foreign programmers in December 1999 and began pursuing the conversion of computer programmers to employees of our customers. This conversion was complete as of June 30, 2001.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS


     The following management's discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the factors described in the section entitled "Risk Factors" and elsewhere in this document.

Critical Accounting Policies

     Revenue Recognition. We recognize revenue for the transaction-processing fee when earned and when we have substantially completed all of our obligations under the contract.

     Product Development Costs. In October 1999, we began incurring costs to develop our Healthcare Exchange. In accordance with SOP 98-5, "Reporting Costs on Start-Up Activities," start-up costs associated with the Healthcare Exchange have been expensed as incurred.

     Stock-Based Compensation. We have elected to account for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price or fair value of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock.

     Prepaid License and Service Fees. Prepaid license and services fees are recorded at cost and amortized on a straight-line basis over the service period. Management considers whether indicators of impairment of these assets are present at each balance sheet date and an impairment loss is recorded, if necessary. In assessing the recoverability of our prepaid license and service fees, we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets not previously recorded.

Financial Condition

     Cash and cash equivalents increased $482,434 since June 30, 2002. At September 30, 2002, substantially all of our cash was invested in money market accounts.

     Because we are emphasizing the development of the Healthcare Exchange, the results of operation for the three months ended September 30, 2002 may not be indicative of results of operations for the year ended June 30, 2003.

Three months ended September 30, 2002 compared to three months ended September 30, 2001

Results of Operation

Healthcare Exchange

     Healthcare Exchange Revenue. We began operations with a limited number of Providers in the quarter ending June 30, 2001. Providers submit their bills to us, and we process and reprice the bills to the rate set by the Providers, including adding a transaction-processing fee. We then route the adjusted bills to Purchasers or their intermediaries. We receive payments from Purchasers on behalf of Providers, and then remit payments to Providers. We recognize revenue for the transaction-processing fee when earned and when we have substantially completed all of our obligations under the contract. During the three month period ending September 30, 2002, $776,560 of revenue was recognized as compared to $108,218 for the three month period ending September 30, 2001. The increase is primarily the result of an increase in the number of healthcare providers contracted with the Healthcare Exchange.

     Healthcare Exchange Costs. Healthcare Exchange costs are the direct costs related to the processing of the bills submitted by Providers and payments received from Purchasers. These costs include the salary and other wage and benefit costs of the Healthcare Exchange operations staff and the operating cost of the application services provider. The costs for the three month period ending September 30, 2002 were $543,702, an increase of 142% over costs of $224,788 for the three month period ending September 30, 2001. As of September 30, 2002, there were 31 operations staff members responsible for the processing of bills submitted by Providers and payments received from Purchasers, compared to 9 operations staff members as of September 30, 2001.

Selling, Marketing and Product Development Costs

     In October 1999, we began incurring costs to develop our Healthcare Exchange. Costs incurred are primarily the salary, other wage and benefit costs of our employees and other operational costs associated with recruiting the network of healthcare Providers. The costs for the three month period ending September 30, 2002 were $1,397,306, a decrease of 7% over costs of $1,505,195 for the three month period ending September 30, 2001. This decrease is primarily the result of a decrease in payroll costs and travel related costs.

General and Administrative Expenses

     General and administrative expenses were $509,015 for the three-month period ended September 30, 2002, and did not fluctuate significantly from the same period in the prior fiscal year.

Other Income (Expense)

     Interest Income. Interest income is related to the short-term investment of cash balances, primarily in money market accounts. The decrease is the result of reduced cash balances in the three month period ending September 30, 2002 as compared to the same period in fiscal 2001.

     Interest Expense to Third Party. Interest expense to third party of $77,315, for the three month period ending September 30, 2002, resulted primarily from the fair value of a warrant issued in connection with a convertible note and the beneficial conversion feature of the convertible note to third party, which were recognized through interest expense, and the interest accrued on the convertible note. No interest expense to third party was recognized during the same period in the prior fiscal year.

     Interest Expense to Stockholders and Directors. The decrease of interest expense of $3,059, for September 30, 2002 in comparison to the same period in fiscal year 2001, despite the increase in Notes Payable, resulted primarily from the extension of stockholder notes as of September 1, 2001. The extension included a 2% refinance fee, increasing the interest expense for the three month period ending September 30, 2001.

Year ended June 30, 2002 compared to year ended June 30, 2001

Healthcare Exchange

     Healthcare Exchange Revenue. We began operations with a limited number of Providers in the quarter ending June 30, 2001. For fiscal year 2002, $1,642,565 of revenue was recognized as compared to $50,944 in fiscal year 2001. This increase of $1,591,621 was primarily due to an increase in the number of transactions processed by the Healthcare Exchange during a full year of operations.

     Healthcare Exchange Costs. Healthcare Exchange costs are the direct costs related to the processing of the bills submitted by Providers and payments received from Purchasers. The costs for fiscal year 2002 were $1,463,517, an increase of 1,631% over fiscal year 2001 cost of $84,528. As of June 30, 2002 there were 25 operations staff members responsible for the processing of bills submitted by Providers and payments received from Purchasers, compared to 7 operations staff members as of June 30, 2001.

Contract Programming

     Our previous business was recruiting, hiring, training and placing foreign computer programmers with U.S. companies. In line with our strategy to focus on the establishment of the Healthcare Exchange for healthcare services, we suspended recruitment of foreign computer programmers in December 1999 and began pursuing the conversion of computer programmers to employees of our customers. This conversion process was complete as of June 30, 2001.

     Contract Programming Revenue. Contract programming revenue resulted primarily from sales of programmer services. There was no revenue recognized in fiscal year 2002 due to the conversion of all contract programmers to customer employees and the phase-out of-contract programming services as of June 30, 2001. Revenue of $308,469 was recognized in fiscal year 2001

     Programmer Costs. Programmer costs represent the salary and other wage and benefit costs of our programmer employees. There were no programmer costs in fiscal year 2002 due to the conversion of all contract programmers to customer employees and the phase-out of-contract programming services as of June 30, 2001. Programmer costs of $235,258 were recognized in fiscal year 2001.

     Start-up and Other Costs. Start-up and other costs represent the costs of recruiting fees, training, and travel for programmer employees coming to the United States from the former Soviet Union for the first time, relocation costs within the United States, and legal and other costs related to obtaining and maintaining compliance with required visas, postings and notifications. Start-up and other costs were expensed as incurred.

     Included in this category of costs is compensation paid by us whenever programmer employees were hired and entered the United States or were relocated once in the United States but before these programmers began working at a customer's work site. There were times when under immigration law, we, as employer, paid a programmer employee at least 95% of prevailing wages for his or her specialty even when the programmer was not placed.

     There were no start-up-and-other-costs recognized in fiscal year 2002 due to the conversion of all contract programmers to customer employees and the phase-out of-contract programming services as of June 30, 2001. Start-up-and-other-costs of $10,414 were recognized in fiscal year 2001.

Selling, Marketing and Product Development Costs

     In October 1999, we began incurring costs to develop our Healthcare Exchange. Costs incurred were primarily the salary, other wage and benefit costs of our employees and other operational costs associated with recruiting the network of healthcare Providers. The increase of the sales and marketing staff from 55 in fiscal year 2001 to 77 in fiscal year 2002 resulted in the cost increase of $1,979,045 for fiscal year 2002 as compared to fiscal year 2001.

General and Administrative Expenses

     General and administrative expense decreased $1,368,699 in fiscal year 2002 compared to fiscal year 2001. This decrease was primarily due to non-cash stock based compensation expense of $1,931,036 related to the purchase of common stock in our August 2000 private placement by our chief executive officer and related entities and non-cash compensation due to conversion of Series D Preferred Stock into common stock by our chairman of the board in fiscal year 2001. This was partially offset by an increase in the number of employees and related costs to support the Healthcare Exchange, and non-cash compensation expense of $138,583 related to the purchase of common stock by our chairman.

Other Income (Expense)

     Interest Income. Interest income decreased $405,179 in fiscal year 2002 compared to fiscal year 2001 primarily due to a decrease of average cash balances generating interest income in fiscal year 2002.

     Interest Expense. Interest expense increased $35,461 in fiscal year 2002 compared to fiscal year 2001 due to the increase in Notes Payable to Stockholders and Convertible Notes Payable to Stockholders, and interest of $31,076 paid on Provider claims when payment is received from the Purchaser and paid to the Provider later than 21 days of receiving a claim in accordance with the terms of the Provider contracts.

Year ended June 30, 2001 compared to year ended June 30, 2000

Healthcare Exchange

     Healthcare Exchange Revenue. We began operations with a limited number of Providers in the quarter ending June 30, 2001. During the quarter ending June 30, 2001, the first quarter of operations, $50,944 of revenue was recognized.

     Healthcare Exchange Costs. Healthcare Exchange costs are the direct costs related to the processing of the bills submitted by Providers and payments received from Purchasers. The costs for fiscal year 2001 were $84,528. No such costs were incurred in fiscal year 2000.

Contract Programming

     Contract Programming Revenue. Contract programming revenue resulted primarily from sales of programmer services. Revenue decreased $2,252,632 or 88% in fiscal year 2001 compared to fiscal year 2000. This decrease was due to a reduction in the monthly average number of contract programmers working at customer sites in fiscal year 2001 compared to fiscal year 2000. This decline in the number of programmers at customer sites, started in the last half of fiscal year 1999, was due to several customers choosing to exercise a contract termination provision which allowed them to convert, for a fee, our programmers to their employees. We escalated this conversion process during fiscal years 2000 and 2001 to enable us to focus on our business strategy toward developing our Healthcare Exchange.

     As of June 30, 2001, all contract programmers had been converted to customer employees. The phase out of contract programming services is complete and all expenses have been incurred.

     Contract Termination Fees. Contract termination fees represent amounts received from customers when they exercised the contract provision, which allowed them to convert our programmer to their employee. In addition, these fees were also received from programmers when they exercised their contract provision to terminate their relationship with us prior to the termination date of their contract. These fee amounts were stipulated in customer and programmer contracts, were based on the length of time remaining under the contract, and were recognized as revenue when such contract provisions were invoked.

     Programmer Costs. Programmer costs represent the salary and other wage and benefit costs of our programmer employees. These costs decreased by $1,509,753 or 87% in fiscal year 2001 compared to fiscal year 2000. This decrease was primarily due to the reduction in the number of contract programmers working at customer sites as discussed above in "Contract Programming Revenue."

     Start-up and Other Costs. Start-up and other costs represent the costs of recruiting fees, training, and travel for programmer employees coming to the United States from the former Soviet Union for the first time, relocation costs within the United States, and legal and other costs related to obtaining and maintaining compliance with required visas, postings and notifications. Start-up and other costs were expensed as incurred.

     Start-up and other costs decreased $389,067 or 97% in fiscal year 2001 as compared to fiscal year 2000. This decrease was due to a decrease in the number of programmers who were in the United States but not working at customer sites. In fiscal year 2001 there were no programmers temporarily unassigned compare to 2 in fiscal year 2000.

Product Development Costs

     In October 1999, we began incurring costs to develop our Healthcare Exchange. Costs incurred are primarily the salary, other wage and benefit costs of our employees and other operational costs associated with recruiting the network of healthcare Providers. The increase of the sales and marketing staff from 23 in fiscal year 2000 to 55 in fiscal year 2001 resulted in the cost increase of $3,943,269 for fiscal year 2001 as compared to fiscal year 2000.

General and Administrative Expenses

     General and administrative expense increased $2,574,245 in fiscal year 2001 compared to fiscal year 2000. This increase was primarily due to non-cash stock based compensation expense of $1,931,036 and costs relating to increases in support staff, licensing and consulting fees and rent and facilities for the New Hampshire headquarters.

Other Income (Expense)

     Interest Income. Interest income increased $360,070 in fiscal year 2001 compared to fiscal year 2000 primarily due to increased interest income earned on higher average cash balances as a result of funds received from the sale of our common stock in August 2000.

     Interest Expense. Interest expense decreased $2,451,179 in fiscal year 2001 compared to fiscal year 2000 due to the charges recorded as a result of the benefit accruing to the note holders from amending the conversion terms of the $1,000,000 convertible note in fiscal year 2000.

Income Taxes

     As of June 30, 2002, we had net operating loss carryforwards for federal and state income tax purposes of approximately $46,119,000 and $26,245,000, respectively. The federal net operating loss carryforwards expire in 2004 through 2022 and the state net operating loss carryforwards expire in 2002 through 2022. We also have approximately $98,000 and $25,000 of research and development tax credit carryforwards for federal and state income tax purposes, respectively. The federal research and development tax credit carryforwards expire in 2005.

     In connection with our initial public offering in August 1992, a change of ownership (as defined in Section 382 of the Internal Revenue Code of 1986, as amended) occurred. As a result, our net operating loss carryforwards generated through August 20, 1992 (approximately $1,900,000) are subject to an annual limitation in the amount of approximately $300,000.

     In 1993, a controlling interest of our stock was purchased, resulting in a second annual limitation in the amount of approximately $398,000 on our ability to utilize net operating loss carryforwards generated between August 11, 1992 and September 13, 1993 (approximately $7,700,000).

     In accordance with provisions of the Internal Revenue Code Section 382, additional portions of the net operating loss carryforwards may be disallowed as a result of additional changes in our ownership structure.

     We expects the aforementioned annual limitations will result in net operating loss carryovers, which will not be utilized prior to the expiration of the carryover period.

Liquidity and Capital Resources

     For the three month period ending September 30, 2002, we earned revenues of $776,560 but incurred a net loss of $1,886,806. For the fiscal year ending June 30, 2002, we earned revenues of $1,642,565 but incurred a net loss of $9,815,906. Traditionally, we have used a combination of equity and debt financing and revenue generated to fund operations but have incurred operating losses since our inception, which has resulted in an accumulated deficit of $61,249,685 at September 30, 2002. We had negative working capital at September 30, 2002 of $8,025,655.

     In October 2002, we sold 4,125,000 shares of our common stock at a purchase price of $1.00 per share. The shares of common stock issued in the private placement are restricted securities. Net cash proceeds from the offering were $3,884,567. In connection with the private placement, we engaged Stonegate Securities, Inc. as placement agent who received a placement fee of 6% on the gross proceeds received from the sale of common stock place by them and a five year warrant to purchase 10% of the common stock placed by them at $1.00 per share.

     On July 26, 2002, we received short-term unsecured financing in the form of a convertible note of $1,000,000 from a lender. This note bears interest at 8% and is payable at the earliest of July 25, 2003 or when we, in a Private Placement of Common Stock, raises $8,000,000. All or a portion of the convertible note may be converted into shares of common stock at the lower of $1.00 per share, the subscription per share price of the October 2002 Private Placement of Common Stock, or if further shares are offered at a lower price per share at that price through March 29, 2003. In consideration for the loan we issued three warrants. We issued to the lender one warrant to purchase 100,000 shares of common stock. The lender received a second warrant to purchase 100,000 shares of common stock that may only be exercisable if we do not repay the convertible note within 180 days of the agreement. The lender received a third warrant to purchase 100,000 shares of common stock that may be exercisable if we do not repay the convertible note within one year of the agreement. Each of the warrants has an exercise price of $1.00, the subscription per share price of the October 2002 private placement of common stock, or if further shares are offered at a lower price per share at that price through March 29, 2003. When, and if, exercisable the lender may exercise these warrants through July 25, 2009.

     In connection with the issuance of the convertible note and the issuance of the first warrant, we estimated the fair value of the first warrant to be $198,000 using the Black-Scholes model. In accordance with EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," and EITF 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments," we have recognized $62,630 through interest expense during the three months ended September 30, 2002 for a portion of the fair value of the first warrant and a portion of the beneficial conversion feature of the convertible note, which was estimated to be $177,778. We will record additional amounts totaling $313,148 through interest expense until July 25, 2003 for the remaining fair value of the first warrant and the beneficial conversion feature of the Note recorded at the initial transaction date.

     Relating to the private placement of 4,125,000 shares of our common stock at a purchase price of $1.00 per share in October 2002, the conversion price of the convertible note and per share exercise price of the first warrant were reset to $1.00. In accordance with EITF 00-27, we will record $624,222 for the additional beneficial conversion amount relating to the value of the reset feature. This amount will be recognized ratably through interest expense until July 25, 2003.

     During the period between January 9, 2002 and March 28, 2002, we sold 1,232,585 shares of our common stock at a purchase price of $2.25 per share. The shares of common stock issued in the private placement are restricted securities. Further pursuant to the private placement, it was agreed that in the event that within one year from the final closing we sell shares of common stock, or securities exercisable or convertible into common stock, at a price less than $2.25 per share, we would issue additional shares to these investors in an amount such that the overall purchase price will be equal to the lower, subsequent sales price. The forgoing shall exclude common stock that may be issued in connection with a merger, as a dividend, pursuant to the exercise of outstanding options, warrants and other convertible securities and pursuant to options subsequently issued to employees. Net proceeds from the offering were $2,742,519. The proceeds from the private placement were used to fund operations and repay debt. Our chairman and chief financial officer purchased 222,222 shares our common stock in the private placement. Because the purchase price of such stock was less than the public trading price on the date of purchase, we recorded compensation expense of $138,583 during fiscal year 2002. In October 2002, resulting from the closing of the October 2002 private placement, 1,540,729 additional shares were issued to these investors based on the October 2002 private placement price of $1.00. Compensation expense to be recorded during the second quarter ended December 31, 2002, for the additional shares issued to our chairman and chief financial officer will be $377,778.

     As of June 30, 2002, we had received short-term, unsecured financing to fund our operations in the form of notes payable of $4,636,352, from Mr.
Cameron, our chairman and chief executive officer, and another stockholder. These notes bear interest at 10.25%. On September 1, 2001, we agreed with Mr. Cameron to extend the due date on notes payable to him until December 31, 2002 in exchange for an extension fee of 2%. These extended notes total $1,630,529, including accrued interest and extension fees, and bear interest at 10.25% per annum. On September 1, 2001, we agreed with the other note holder to extend the due date of his convertible promissory notes until December 31, 2002. These convertible promissory notes total $2,423,823, including accrued interest, bear interest at 10.25% per annum and are convertible into common stock at $3.00 per share at the note holder's option. During the three month period ending September 30, 2002, Mr. Cameron loaned us an additional $619,000 bearing interest at 10.25% payable on December 31, 2002. Subsequent to September 30, 2002, we agreed with Mr. Cameron to extend the due date on notes payable to him until December 31, 2003 in exchange for an extension fee of 2%. These extended notes total $2,873,691, including accrued interest and extension fees, and bear interest at 10.25% per annum. Also subsequent to September 30, 2002, we agreed with the other note holder to extend the due date of his convertible promissory notes until December 31, 2003. These convertible promissory notes total $2,681,415, including accrued interest, bear interest at 10.25% per annum and are convertible into common stock at $3.00 per share at the note holder's option.

     In January 2001, we signed agreements with an application services provider to license, support and run software to process medical bills submitted to our Healthcare Exchange. The agreements are for 66 months. The application service provider required payment of an initial base license fee of $250,000, which is being amortized over 66 months, and start-up costs, including data center set up, training and implementation fees of approximately $145,000, which were expensed. The agreements require monthly minimum payments, currently of approximately $35,000, and additional fees, that are transaction based, if volumes exceed levels included in the monthly minimums.

     Our Healthcare Exchange development efforts will require substantial funds prior to generating sufficient revenues to fund operations and repay debt. However, based on the steps we have taken to refocus our operations and obtain additional financing, we believe that we have developed a viable plan to address our ability to continue as a going concern, and that this plan will enable us to continue as a going concern through at least the end of fiscal 2003. We may need to raise additional funds in the future in order to fully develop our Healthcare Exchange and implement our business plan. However, there can be no assurance that we will be able to raise the additional funds necessary to implement our business plan. If unsuccessful, we may be required to reduce the development efforts of our Healthcare Exchange or be forced into seeking protection under federal bankruptcy laws. As a result, the report of independent auditors on our June 30, 2002 financial statements includes an explanatory paragraph indicating there is substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

     The following table summarizes the debt requirements pertaining to our contractual obligations over the next five years as of September 30, 2002:

---------------------------------------------------------------------------------------------------------------------------
Contractual Obligations                                                  Payments Due by Period
---------------------------------------------------------------------------------------------------------------------------
                                                    Total         Less than 1      1-3 years       4-5 years      After 5
                                                                      year                                         years
---------------------------------------------------------------------------------------------------------------------------

Notes payable to stockholder                  $   2,831,529      $   2,831,529   $           -   $           -  $       -
Convertible notes payable to stockholder          2,423,823          2,423,823               -               -          -
Convertible note payable to third party           1,000,000          1,000,000               -               -          -
Operating leases - facilities - payable to
   stockholder                                      222,722            147,753          74,969               -          -
Operating leases - equipment                        145,455             44,847          90,481          10,127          -
Application services provider                     1,483,922            404,706       1,079,216               -          -
---------------------------------------------------------------------------------------------------------------------------
Total contractual cash obligations            $   8,107,451      $   6,852,658   $   1,244,666   $      10,127  $       -
---------------------------------------------------------------------------------------------------------------------------

Recent Accounting Pronouncements

     In July 2001, the Financial Accounting Standards Boards issued Statements of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," or SFAS 142. SFAS 142 no longer permits the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. Intangible assets that do not have indefinite lives will continue to be amortized over their useful lives and reviewed for impairment in accordance with existing guidance. We adopted SFAS 142 effective July 1, 2002. Because we have historically not been party to any business combinations and therefore has not recorded related goodwill and intangible assets, the adoption of SFAS 142 did not have an effect on our results of operations, financial position or cash flows.

     In October 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" or SFAS 144. SFAS 144 supersedes SFAS 121, however it retains the fundamental provisions of that statement related to the recognition and measurement of the impairment of long-lived assets to be "held and used." Among other things, SFAS 144 provides more guidance on estimating cash flows when performing a recoverability test. We adopted SFAS 144 effective July 1, 2002. The adoption of SFAS 144 did not have an effect on our results of operations, financial condition or cash flows.

Effects of Inflation

     Management does not expect inflation to have a material effect on our operating expenses.

Quantitative and Qualitative Disclosures About Market Risk

     We have notes payable in the aggregate amount of $6,255,352 as of September 30, 2002 payable to two of our stockholders and another lender. The notes bear interest at 8% to 10.25% per annum and are due from July 25, 2003 to December 31, 2003, or earlier if other funding is obtained. We do not believe that any change in interest rates will have a material impact on us during fiscal 2003. Further, we have no foreign operations and therefore are not subject to foreign currency fluctuations.

                             DESCRIPTION OF BUSINESS

General

     We have developed and are operating an exchange for healthcare services. The purpose of the Healthcare Exchange is to utilize the Internet and other technologies to facilitate Provider initiated discounts and administrative, billing and remittance services for all commercial lines of business in the healthcare industry. The Healthcare Exchange offers a direct and efficient conduit between Providers and Purchasers of healthcare services and/or their agents, such as Preferred Provider Organizations.

     Providers submit bills to us, and we process and reprice the bills to the rate set by the Providers, including adding a transaction-processing fee. We then route the adjusted bills to Purchasers or their intermediaries. We receive payments from Purchasers on behalf of Providers, and then remit payments to Providers.

     Our Healthcare Exchange began operations with a limited number of Providers and Purchasers in the quarter ending June 30, 2001. We continue to receive, process and analyze operating data, and the results of our analysis will determine the amount and timing of remaining development related efforts.

     We are currently recruiting Providers in thirty-two markets in twenty-two states to offer their services through the Healthcare Exchange to those who purchase or facilitate the purchase of healthcare services.

     We have outsourced to multiple vendors portions of the development and operations of the information systems for our Healthcare Exchange. We contract with an application services provider to license, support and run software to process medical bills submitted to our Healthcare Exchange. We also work with vendors to receive claims from Providers through electronic clearinghouses and to convert paper claims into electronic formats. We are evaluating other potential technology vendors as well.

     We do not provide healthcare services, but rather act as a neutral conduit for efficiency between Providers, Purchasers and their intermediaries including preferred provider organizations, that should benefit all. We believe that reducing the costs associated with traditional "bricks and mortar" operations, creating economies of scale, facilitating access to Providers and Purchasers, streamlining overhead costs, exploiting possibilities for functional integration, reducing errors and speeding the payment of claims should allow Purchasers to pay less and Providers to recover more of what they bill.

History

     Alternative Technology Resources, Inc. was founded as 3Net Systems, Inc. in 1989. In August 1999, James W. Cameron, Jr., our largest stockholder, was named chairman and chief executive officer. Under his direction, we identified what we believe to be a significant business opportunity and began developing a business model involving the establishment of a Healthcare Exchange under the name "DoctorandPatient."

     In February 2000, Jeffrey S. McCormick assumed the position of chief executive officer. Mr. McCormick has significant experience in financing, managing and growing early stage development companies as a managing director of Boston-based Saturn Asset Management, Inc. Mr. McCormick has served as an advisor or director of several Internet and electronic commerce companies over the last six years. As our CEO, Mr. McCormick is responsible for all phases of development, implementation and operation of our Healthcare Exchange. Mr. Cameron still acts as chairman and chief financial officer and continues to play an active and substantial role in formulating our business strategy and policy.

     We are utilizing our management's experience in healthcare and information technology to establish the Healthcare Exchange, which has become our sole focus. Our Healthcare Exchange began operations with a limited number of Providers and Purchasers in the quarter ending June 30, 2001. We continue to receive, process and analyze operating data, and the results of our analysis will determine the amount and timing of remaining development related efforts. Our previous business was recruiting, hiring, and training foreign computer programmers and placing them with U.S. companies. In line with our strategy to focus on the establishment of the Healthcare Exchange, we suspended recruitment of foreign computer programmers in December 1999 and began pursuing the conversion of foreign computer programmers to become employees of our customers. This conversion process was complete as of June 30, 2001, and we are no longer in that business.

Overview of the Industry

     According to the  Healthcare  Financing  Administration  ("HCFA"),  in 1999
healthcare in the United States was a $1.2 trillion dollar industry, up 5.6% from 1998 and comprising approximately 13% of gross domestic product. The industry is characterized by extremely complex decision-making, high fragmentation, high barriers to entry, rising costs and slow adoption and incorporation of many information technologies. The healthcare industry's poor rate of investment in technological innovation has created a system rampant with inefficiencies. According to the Health Data Directory, less than 39% of private sector billing claims (including commercial, indemnity, PPO and HMO claims) were automated in 1999. Even those that are automated often have processing delays because of a myriad of reasons, including improper coding of information, inaccurate data on patients and improper eligibility information. Waste in the acquisition, delivery and processing of billing and payment for health services has been widely reported and documented. We believe that there are gaps and inefficiencies in the purchasing process and in billing and claims processing systems creating a key business opportunity for the Healthcare Exchange.

     In its simplest form, healthcare can be described as the demand for services by individuals ("Patients") and the supply of services by Providers, which include medical doctors, hospitals, physical therapists and other health practitioners. Providers often form groups and practice associations. Purchasers include Patients and various forms of third parties, such as HMO's, insurance companies, Medicare, Medicaid and self-insured employers, that act as purchaser and payor for services provided to Patients.

     In most instances, Patients are members of a health service purchasing group or pool commonly offered by Purchasers. The members' health coverage is described in a plan that spells out what care is fully, partially or not covered, rules relating to payment and deductibles, selection of Providers, use of specialists, required permissions, exclusions and so on. In these circumstances, Patients rarely pay Providers directly except for co-payments and deductibles that represent only a fraction of the total bill.

     Purchasers pay Providers generally after considerable delay. Provider bills are reviewed by Purchasers and their managed care companies to verify Patient's eligibility, plan group membership, compliance with treatment and billing format and rules, and other plan provisions. The Provider's bill often is adjusted for violations and errors. Providers, like their Patients, often do not understand many health plans and may accept incorrect payment lowered by reductions they do not understand.

     There are a large number of variations of the above Patient-Provider-Purchaser relationship - such as HMOs, PPOs, Medicare, Medicare enrolled HMOs, Medicaid - all of which involve some combination or redistribution of some of the functions described.

     In a cash model, the Patient will pay the Provider directly. For many Americans, this simple cash model is the only one possible for all or much of their care. In many cases, these individuals may have the financial wherewithal to pay for many health services. However, Providers generally do not have the time, inclination or capability to seek out these cash Patients.

Business Description

     The purpose of the Healthcare Exchange is to utilize the Internet and other technologies to facilitate Provider initiated discounts and administrative, billing and remittance services for all commercial lines of business. The Healthcare Exchange offers a direct and efficient conduit between Providers and Purchasers of healthcare services, their PPOs' and/or their agents. Providers submit their bills to us, and we process and reprice the bills to the Provider's Healthcare Exchange rate, including adding a transaction-processing fee. We then route the adjusted bills to Purchasers or their intermediaries. We receive payments from Purchasers on behalf of Providers, and then remit payments to Providers.

Relationship to the Provider

     We have developed the Healthcare Exchange for Providers (including Provider groups) to market their services to Purchasers more efficiently. We believe eliminating costs and delays in the billing process should allow Providers to recover more of what they bill. In the United States, there are approximately 750,000 medical doctors, 6,000 hospitals and 539,000 licensed ancillary Providers (such as chiropractors, optometrists, physical therapists and physician assistants) and suppliers (such as pharmacies, durable medical equipment suppliers, and transportation). We are currently marketing to and entering into contracts with Providers. A transaction-processing fee will be added to bills received from Providers and routed to Purchasers or their intermediaries.

Relationship to Purchasers

     We have developed the Healthcare Exchange so Purchasers can access services offered by Providers. We believe eliminating costs and delays in the billing process should allow Purchasers to reduce costs. We will process medical bills submitted to the Healthcare Exchange so as to add efficiencies to the purchasing and processing function. We will make these additional services available to Purchasers on a contractual basis and through Provider initiated discount offers. Purchasers may contract with us in order to receive Providers' offered rates, and in order to lower their costs by receiving bills electronically and pre-priced. The goal of this system is to introduce additional cost certainty and to streamline the billing and payment process. A transaction-processing fee will be charged to Purchasers or their intermediaries.

Relationship to Individual Uninsured and Under Insured Purchasers

     In September 1999, we entered into an agreement with WebMD Corp. to develop a web-based portal through which individual uninsured and under-insured Patients can procure healthcare services. Currently both parties are reevaluating this agreement, given changed directions and priorities of each company. The agreement has not formally been modified or terminated, nor has either party proposed any specific changes. However, neither party is currently devoting any substantial resources to this project.

Application Services Provider

     In January 2001, we signed agreements with an application services provider to license, support and run software to process medical bills submitted to our Healthcare Exchange. The agreements are for a period of 66 months. They required payment of an initial base license fee of $250,000, which is being amortized over 66 months, and start-up costs, including data center set up, training and implementation fees of approximately $145,000, which were expensed. The agreements require monthly minimum payments currently of about $35,000 and additional fees that are transaction based if volumes exceed levels included in the monthly minimums.

Competition

     Our Healthcare Exchange generally will endeavor to cooperate with certain established preferred provider organizations, integrated delivery systems and health plans and other companies offering "discount plans" to potential Purchasers, and Internet companies. However, such plans and companies may choose to compete against the Healthcare Exchange and its purchasers, providers and affiliated organizations. These industries are intensely competitive and rapidly evolving.

     Increased competition in the industry could result in price reductions, reduced gross margins or loss of market share, which could seriously harm our business and operating results. Our success depends on the ability to market the Healthcare Exchange to potential Providers and Purchasers and their agents. We believe that the principal competitive factors in this market are health and managed care expertise, data integration and transfer of technology, ability to persuade Providers and Purchasers to accept new technology and new models, customer service and support and product and service fees. Competition is expected to increase in the future.

     As a new participant in the healthcare industry, our potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources and significantly greater name recognition. In addition, many of our competitors have well-established relationships with our current and potential Purchasers and have extensive knowledge of the industry. Current and potential competitors have established or may establish strategic relationships among themselves or with third parties to increase the ability of their products and services to address Purchaser needs. These competitors may seek and obtain business method patents on portions of or all their operations, which could effectively preclude us from competing with the most efficient model. Also, other companies may implement a similar strategy. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Government Regulation

     Our operations are subject to various federal and state laws. We believe that our operations currently comply with such laws, but there can be no assurance that subsequent laws, or subsequent changes in current laws or legal interpretations, will not adversely affect our operations.

     The Health Insurance Portability and Accountability Act of 1996 (HIPAA) will impose obligations previously unknown on the healthcare industry. HIPAA is designed to reduce the amount of administrative waste in the healthcare industry and to protect the privacy of patients' medical information. HIPAA establishes new requirements for the confidentiality of patient health information and standard formats for the secure transmission of healthcare data among healthcare providers and purchasers. HIPAA, among other things, will create federal criminal penalties for health plans, providers and claims clearinghouses that knowingly and improperly disclose information or obtain information under false pretenses. The regulations regarding the standard formats for the secure transmission of healthcare information will become effective in October 2002, but extended to October 2003 if an extension is requested and a compliance plan is filed with Secretary of the Department of Health and Human Services. The regulations regarding privacy issues will become effective in April 2003.

     We were aware of and tried to incorporate HIPAA requirements or their timely adoption as our products and services were developed. We have filed a compliance plan and a request for extension to October 2003 to comply with the standard formats requirements. We are currently reviewing processes, systems or policies that may require modification, and we are working to implement appropriate changes to avoid any adverse impact on our ability to perform services in accordance with HIPAA standards. We are also communicating with significant third-party service providers to assess their readiness and the extent to which we will need to modify our agreements or relationships with them to comply with HIPAA standards.

     The cost of this compliance effort is estimated to be less than $100,000. However, there can be no guarantee that the costs will not materially exceed this, or that changes in federal standards would require expending additional resources.

     The confidentiality of patient records and claims data and the circumstances under which records and data may be released or must be secured for inclusion in our databases may be subject to substantial regulation by state governments. These state laws govern both the disclosure and the use of confidential patient medical records. Although compliance with these laws currently is principally the responsibility of Providers and health plans, these regulations may be extended to cover the business and the claims data and other information that are included in our databases. If these laws are extended to cover our business, we may be required to expend additional resources in order to comply with these laws, including changes to our security practices, and may be exposed to greater liability in the event of failure to comply with these laws.

     The offering of health provider services is subject to extensive regulation under state laws. Under some state laws, regulators may take the position that a registration fee for Purchaser access to favorable fees from Providers requires meeting the requirements for licensing as a health plan or health insurer. In addition, to the extent that fees are paid by Providers, state regulators could assert that our Healthcare Exchange is a referral agency and/or collection agency, which requires licensing under many state laws, or that Providers are paying prohibited referral fees, which could subject the Provider or us to civil or criminal penalties. In addition, our relationships with Purchasers may require licensing or certifications in some states. Also, although we do not currently anticipate entering the Medicare or state Medicaid markets, similar federal regulations could adversely impact the business. Because the e-commerce business is relatively new to the provider network industry, the impact of current or future regulations is difficult to anticipate.

     As we develop our business plan, compliance with or prohibitions by state regulations could delay or eliminate certain aspects of our business or force us to modify our business, which could have a material adverse impact on our business and prospects.

Legal Proceedings

     We are not currently a party to any pending legal proceedings.

Human Resources

     At October 31, 2002, we had 129 employees, consisting of 82 employees located in Sacramento, California, and 45 employees in satellite offices in 17 states, including California, and 2 employees in our headquarters located in Portsmouth, New Hampshire. This includes provider development staff of 78 who are recruiting medical providers for contracting in 32 markets in 22 states for the Healthcare Exchange.

Insurance

     The annual coverage limits for our general premises liability, professional liability and workers' compensation insurance policies are $3,000,000 for liability insurance policies and $1,000,000 for workers' compensation. We also have a $1,000,000 policy for errors and omissions insurance. Management believes such limits are adequate for our business; however, there can be no assurance that potential claims will not exceed the limits on these policies.

Description of Property

     Our headquarters are located in Portsmouth, New Hampshire, consisting of approximately 2,340 square feet of office space for a monthly rent of $3,263. The lease commenced December 1, 2000, and runs through May 31, 2003.

     In addition, we have an office located in Sacramento, California. We occupy approximately 7,523 square feet of office space, which it leases from Mr. James
W. Cameron, Jr., the chairman of our board and a majority stockholder, for a monthly rent of $12,131. A February 1, 2000 addendum to the lease extended the expiration of the lease to January 31, 2004.

                                   MANAGEMENT

Directors and Executive Officers

     The following table lists our current directors and executive officers as of October 31, 2002:


              Name          Age   Position

   James W. Cameron, Jr.     54   Chairman of the Board, Chief Financial Officer

   Jeffrey S. McCormick      40   Director, Chief Executive Officer

   Edward L. Lammerding      73   Director

     James W. Cameron, Jr., 54, has served as our chairman of our board of directors since November 1999 and chief financial officer since November 2000. Mr. Cameron also currently serves as the chief executive officer of Cameron and Associates, a company he founded in 1992. From 1982 through 1992, Mr. Cameron was the chief executive officer and chairman of the board of Occupational Urgent Care Health Systems, Inc. ("OUCH"), a publicly-traded company he founded that, which when sold to First Health Group Corp. in 1992, had a market capitalization of $400 million. (Subsequent to the sale, Mr. Cameron served as a director on the board of First Health Group.)

     Jeffrey S. McCormick, 40, has served as our chief executive officer since February 2000. In November 2000, he was elected director. For at least the previous five years, Mr. McCormick served as the founder and managing director of Saturn Asset Management, Inc., and its affiliates, a Boston based venture capital and private equity firm which predominantly focuses on healthcare, electronic commerce, digital media and telecommunications. Mr. McCormick identifies, researches, and capitalizes emerging growth companies, and works extensively with management teams on strategic partnerships, capitalization, strategy and recruiting senior personnel. He currently sits on the board of directors of Saturn and MediaSite, Inc., a Saturn portfolio company.

     Edward L. Lammerding, 73, has served as our director since November 1993 and served as chief financial officer from 1995 to November 2000. Mr. Lammerding also served as the chairman of our board from 1995 to 1999, president of Sierra Resources Corporation from 1982 to 1996, and chairman of the board of Digital Power Corporation from 1989 to 1998. Mr. Lammerding is a former member of the California Lottery Commission; a member of the St. Mary's College Board of Trustees and was a director and secretary of OUCH from September 1983 to February 1992.

Family Relationships.

     There are no family relationships between any of the directors or executive officers.

Executive Compensation

                           Summary Compensation Table

     The following table contains information regarding compensation paid with respect to the three preceding fiscal years to our chief executive officer and each other executive officer whose salary and bonus exceeded $100,000 for the fiscal year ended June 30, 2002:


                                                                                              Long-Term Compensation
                                                    Annual Compensation                               Awards
                                         -------------------------------------------    -----------------------------------
                                                                      Other              Securities         All Other
                               Fiscal                                 Annual             Underlying       Compensation
Name                           Year       Salary ($)   Bonus       Compensation         Options/SARs#         and LTIP
                                          ----------                                                          --------

Jeffrey S. McCormick (1)        2002     $  150,000     None           None                57,143(2)(3)        None
Chief Executive Officer         2001     $  150,000     None           None                25,000(7)           None
                                2000     $   25,000     None           None             7,000,000(4)           None

James W. Cameron, Jr. (5)       2002           None     None      $    120,000(6)          25,000(2)           None
Chief Financial Officer         2001           None     None      $    120,000(6)          25,000(7)           None
                                2000           None     None      $     90,000(6)          25,000(8)           None

(1) Mr. McCormick was named our chief executive officer on February 17, 2000 and was elected to the board of directors in November 2000. See "Employment Agreement with Jeffrey S. McCormick."
(2) On January 2, 2002, we granted to Mr. McCormick and Mr. Cameron an option to purchase 25,000 shares of common stock at $2.90 per share.
(3) On June 7, 2002, we granted to Mr. McCormick an option to purchase 32,143 shares of common stock at $0.01 per share.
(4) On April 14, 2000, we granted to Mr. McCormick a non-qualified option to purchase 7,000,000 shares of common stock at $3.00, the closing price per share of our common stock as of the date of his employment agreement.
(5) Mr. Cameron was elected chairman of the board of directors in November 1999. From August 1999 until February 2000, he served as our chief executive officer and director, and was named chief financial officer in November 2000.
(6) Amounts were paid to Cameron and Associates, a company owned by Mr. Cameron, for providing consulting services to ATR.
(7) On January 2, 2001, we granted to Mr. McCormick and Mr. Cameron an option to purchase 25,000 shares of common stock at $1.34 per share.
(8) On January 3, 2000, we granted Mr. Cameron an option to purchase 25,000 shares of common stock at $4.44 per share.

                      Option/Sar Grants In Last Fiscal Year

     The following table provides information relating to stock options granted during fiscal year ended June 30, 2002.

                                                  % of Total                                  Potential Realized Value at
                                                   Options                                      Assumed Annual Rates of
                                                  Granted to      Exercise                    Stock Price Appreciation for
                               Options/SARs      Employees in    Price per     Expiration             Option Term
                                                                                             -------------------------------
                                 Granted#        Fiscal Year       Share          Date             5%                10%
                                 --------        -----------       -----          ----             --                ---

James W. Cameron, Jr.               25,000            2.03%         $2.90      1/2/2012      $     45,595     $     115,546

Jeffrey S. McCormick                25,000            2.03%         $2.90      1/2/2012      $     45,595     $     115,546
                                    32,143            2.60%         $0.01      6/7/2012      $     41,238     $     104,504

     Percentages shown under "Percent of Total Options Granted to Employees in the Last Fiscal Year" are based on an aggregate of 1,234,053 options granted to our employees under the 1997 Stock Option Plan and outside of this plan during the year ended June 30, 2002.

     Potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on Securities and Exchange Commission regulations and do not reflect our projection or estimate of future stock price growth. Potential realizable values are computed by:

o Multiplying the number of shares of common stock subject to a given option by the exercise price.

o Assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option, and

o  Subtracting from that result the aggregate option exercise price.

                          Fiscal Year End Option Values

The following table sets forth for each of the executive officers named in the Summary Compensation Table the number and value of exercisable and unexercisable options and SARs at June 30, 2002:

                                                                 Number of Securities
                                                                Underlying Unexercised                Value of Unexercised
                                 Shares                              Options/SARs                  In-The-Money Options/SARs
                              Acquired on        Value             At June 30, 2002                     At June 30, 2002
                                                             ------------------------------     ---------------------------------
                              Exercise(#)     Realized ($)   Exercisable    Unexercisable         Exercisable     Unexercisable

James W. Cameron, Jr.                 0            0            25,000                0               $0               $0
                                      0                         25,000                0             $17,750            $0
                                      0            0            25,000                0               $0               $0

Jeffrey s. McCormick                  0            0         2,800,000        4,200,000               $0               $0
                                      0            0            25,000                0             $17,750            $0
                                      0            0            25,000                0               $0               $0
                                      0            0            32,143                0             $65,572            $0

Amounts shown under the column "Value of Unexercised In-The-Money Options at June 30, 2002," represent the difference between the trading price of a share of common stock underlying the options at June 30, 2002, of $2.05 per share (the closing price on June 30, 2002, as reported by the OTC Bulletin Board) less the corresponding exercise price of such options.

Compensation of Directors

     Directors do not receive cash compensation for serving as such; however, each director can be granted annual stock options under our 1997 Stock Option/Stock Issuance Plan. Messrs. Cameron, McCormick and Lammerding were granted options to purchase 25,000 shares of our common stock at an exercise price equal to the fair market value on the date of grant in January 2002 (for fiscal year 2002 service).

Employment Agreement

     In April 2000, we entered into an employment  agreement with Mr.  McCormick to become our chief executive officer effective February 17, 2000. Beginning July 1, 2000 and for the remaining term of Mr. McCormick's employment, the board shall nominate him to serve as our director. The initial term of the agreement is 5 years, automatically continuing for successive terms of one (1) year unless terminated by either party by written notice at least 30 days prior to the end of the initial or any succeeding terms. The agreement established Mr. McCormick's initial annual base salary at $150,000 per year beginning May 1, 2000, and provided for a grant to Mr. McCormick of a non-qualified stock option to purchase up to 7,000,000 shares of our common stock at an exercise price of $3.00 (the fair market value of our common stock on the date of grant.)

     The option vests ratably over 5 years and expires on April 14, 2010. The agreement provides that vesting shall accelerate and the option become 100% vested upon: death of Mr. McCormick, a change of control of ATR, a change of a majority of the current board of directors during the term of his employment, or a termination by Mr. McCormick for a "good reason" or termination by us without "cause". "Piggy-back" registrations rights are applicable to all option stock issued to Mr. McCormick, including stock related to a 6,000,000 option from Mr. Cameron to Mr. McCormick. The agreement provides that in the event Mr. McCormick terminates for a "good reason" or is terminated without "cause," he shall receive an amount equal to 18 months of his base salary, at the rate then in effect, to be paid in a lump sum no later than 30 days following termination, and he shall continue to receive fringe benefits as in effect at the time of termination for 18 months following such termination. In addition he shall also receive any bonus amount, or pro rata share of any bonus amount that may have been awarded to him as the compensation committee of the board, in its sole discretion, may have authorized as a bonus.

1993 and 1997 Stock Option/Stock Issuance Plans

     The 1993 Stock Option/Stock Issuance Plan (the "1993 Plan"), pursuant to which our key employees (including officers) and consultants, and the non-employee members of the board of directors may acquire an equity interest in ATR, was adopted by the board of directors on August 31, 1993 and became effective at that time. The 1993 Plan was approved by stockholders. The 1993 Plan provided that up to 400,000 shares of common stock could be issued over the ten year term of the 1993 Plan. Upon stockholder approval of the 1997 Stock Option Plan (the "1997 Plan"), the board of directors terminated the 1993 Plan, which termination shall not alter the vesting provisions or any other term or condition of any option granted prior to the termination of the 1993 Plan.

     The 1997 Plan, pursuant to which key employees (including officers), consultants and directors may acquire an equity interest in ATR, was adopted by the board of directors on November 18, 1997 and became effective at that time. This plan expires at November 17, 2002. The 1997 Plan was approved by the stockholders.

     An aggregate of 3,000,000 shares of common stock may be issued over the five-year term of the 1997 Plan. Subject to the oversight and review of the board of directors, the 1997 Plan shall generally be administered by our compensation committee consisting of at least one non-employee directors as appointed by the board of directors. The grant date, the number of shares covered by an option and the terms and conditions for exercise of options, shall be determined by the committee, subject to the 1997 Plan requirements. The board of directors shall determine the grant date, the number of shares covered by an option and the terms and conditions for exercise of options to be granted to members of the committee.

     During fiscal year 2002, we granted options to purchase shares of common stock to Messrs. Cameron, and McCormick under the 1997 Plan (see table of "Option/SAR Grants in Last Fiscal Year"). As of June 30, 2002, approximately 329,279 shares are available under the 1997 Plan for grant.

Equity Compensation Plans Not Approved by Security Holders

     We have issued options to certain of our officers to purchase common stock pursuant to agreements outside of our stock option plans (the "Agreements"). These are all non-statutory stock options. The grant of options under the Agreements was administered by the compensation committee, which has discretion to determine optionees, the number of shares to be covered by each option, the exercise schedule and other terms of the options. Shares subject to options under the Agreements may be purchased with (i) cash or (ii) promissory note, if permitted by the compensation committee.

     During fiscal year 2000, in accordance with an employment agreement, we granted the current chief executive officer stock options to purchase 7,000,000 shares of common stock at $3.00 per share, the fair market value of the our common stock on the date of grant. The options vest ratably over 5 years and expire on April 14, 2010. As of June 30, 2002, 2,800,000 options have vested, and 7,000,000 remain outstanding. After cessation of employment these options remain exercisable until their expiration date.

     In August 1993, we granted the then chief executive officer and director, stock options to purchase shares of common stock with an expiration date of August 10, 2003, these options fully vested as of June 30, 1994. As of June 30, 2002, 370,000 options remain outstanding at a purchase price of $0.10. These options remain exercisable until their expiration date.

     As of June 30, 2002, options to purchase a total of 7,370,000 shares, of common stock issued under the Agreements were outstanding. The weighted average exercise price per share was $2.85 as of June 30, 2002.

     The following table sets forth certain information as of June 30, 2002, concerning securities issued under all our equity compensation plans (including individual compensation arrangements):

                                                                           Weighted-Average    Number of Securities
                                                                            Exercise Price    Remaining Available for
                                                                            of Outstanding     Future Issuance Under
                                                 Number of Securities to       Options,         Equity Compensation
                                                 be Issued Upon Exercise     Warrants and        Plans (Excluding
                Plan Category                    of Outstanding Options,        Rights        Securities Reflected in
                                                   Warrants and Rights           (b)                Column (a))
                                                           (a)                                          (c)
-----------------------------------------------------------------------------------------------------------------------
Equity compensation plans approved by
security stockholders:
   1993 Stock Option/Stock Issuance Plan                     140,000            $1.69                   31,173
   1997 Stock Option/Stock Issuance Plan                   2,449,203            $2.09                  329,279
                                               ------------------------------------------------------------------------
Sub-total                                                  2,589,203            $2.07                  360,452

Equity compensation plans not approved
by security holders:
   Options, Warrants and Rights not
     pursuant to any plan
        Jeffrey S. McCormick                               7,000,000            $3.00                     NA
        Other                                                370,000            $0.10                     NA
                                                -------------------------------------------
Sub-total                                                  7,370,000            $2.85

                                                -----------------------------------------------------------------------
Total                                                      9,959,203            $2.65                  360,452

Limitation of Liability and Indemnification

     Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify its directors, officers, employees and agents under certain circumstances. Article Seventh of our Amended and Restated Certificate of Incorporation provides that we shall indemnify to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, all persons whom it may indemnify pursuant thereto. Article Sixth of the Amended and Restated Certificate of Incorporation further provides that our director shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (1) for any breach of the director's duty of loyalty to the us or our stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under
Section 174 of the General Corporation Law of the State of Delaware, or (4) for any transaction from which the director derived an improper personal benefit.

Disclosure  of  Commission   Position  on  Indemnification  for  Securities  Act
Liabilities

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Alternative Technology Resources, we have been informed that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as to (i) the persons or entities known to ATR to be beneficial owners of more than 5% of our common stock as of October 31, 2002, (ii) all of our directors, (iii) all of our executive officers and (iv) all of our directors and executive officers as a group. The number of shares or common stock outstanding on October 31, 2002 was 66,718,985. The address of all owners is 629 J Street, Sacramento, California 95814, with the exception of Mr. McCormick whose address is 33 Jewel Court, Portsmouth, New Hampshire 03801.


                                                        Common Stock
                                            ------------------------------------
  Name of Beneficial Owner                  Number of Shares           Percent
  ------------------------                  ----------------           -------

  James W. Cameron, Jr.                       39,966,783(1)             59.84%

  Jeffrey S. McCormick                        11,527,278(2)             16.56%

  Edward L. Lammerding                            67,000(3)               *

  All directors and executive officers        45,561,061(4)             65.33%
  as a group (3 persons)

* Less than 1.0%.
(1) Includes 75,000 shares issuable upon exercise of options, none of which are subject to repurchase, and includes 6,000,000 shares optioned to Mr. McCormick and immediately exercisable.
(2) Includes 2,882,143 shares issuable upon exercise of options, exercisable within 60 days, none of which are subject to repurchase and includes 6,000,000 shares under option from Mr. Cameron and immediately exercisable.
(3) Represents 67,000 shares issuable upon exercise of options, none of which are subject to repurchase.
(4) Includes 3,024,143 shares issuable upon exercise of options.


                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees, and successors-in-interest may, from time to time, sell any or all or none of their common shares on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling common shares:

     o  ordinary   brokerage   transactions   and   transactions  in  which  the
        broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o  privately negotiated transactions;

     o  short sales;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o  a combination of any of the above methods of sale; and

     o  any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in securities of ours or derivatives of our securities and may sell or deliver common shares in connection with these trades. The selling stockholders may pledge their common shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged common shares.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of common shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders and any broker-dealers or agents that are involved in selling the common shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the common shares, including fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify certain of the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                              SELLING SHAREHOLDERS

     The following table identifies the selling stockholders, as of October 31, 2002, and indicates certain information known to us with respect to (i) the number of common shares beneficially owned by the selling stockholder, (ii) the number of common shares to be offered for the selling stockholders' account, and
(iii) the number of common shares and percentage of outstanding common shares to be beneficially owned by the selling stockholders after the sale of the common shares offered by the selling stockholders. The term "beneficially owned" means common shares owned or that may be acquired within 60 days. The number of common shares outstanding as of October 31, 2002, was 66,718,985. The selling stockholders may sell some, all, or none of their common shares.

                                  Shares Beneficially Owned          Shares to be          Shares Beneficially
                                      Prior to Offering                 Offered           Owned After Offering
                                ----------------------------------   ------------------  --------------------------
Name of Shareholder                   Number        Percentage            Number             Number     Percentage
-------------------                   ------        ----------            ------             ------     ----------


Arizona Cardiology                     3,800            *                  3,800                0             0

Arizona Orthopaedic                    1,800            *                  1,800                0             0

Baron, Alan(1)                        37,500            *                 37,500                0             0

Baron, Sheri                         375,000            *                375,000                0             0

BFPI Partnership                     163,125            *                163,125                0             0

Louis H. Barnett                      22,500            *                 22,500                0             0

BGC Initial Partners                  90,000            *                 90,000                0             0

Burdick, George                        5,000            *                  5,000                0             0

Cetlin, Norman                        50,000            *                 50,000                0             0

Cohn, Lawrence H., MD                 22,500            *                 22,500                0             0

Collin Family Ltd Partnership         50,000            *                 50,000                0             0

CSM Partners(2)                    1,300,000           1.9%            1,300,000                0             0

D&G Partners, LP                      27,000            *                 27,000                0             0

Dahlson, Rick                         50,000            *                 50,000                0             0

Dolphin Offshore Partners, LP        800,000           1.2%              800,000                0             0

Downey, Walter L.                     56,250            *                 56,250                0             0

Dresher, Alan Richard                100,000            *                100,000                0             0

Duck Partners                         50,000            *                 50,000                0             0

Emerson Partners                     100,000            *                100,000                0             0

Emerson, J. Steven                   537,500            *                537,500                0             0

Epstein, Harry L.                    112,500            *                112,500                0             0

Gosman, Michael M.                    25,000            *                 25,000                0             0


Griffiths Childrens Trust/
Catherine Harrison                    19,998            *                 19,998                0             0

Griffiths Childrens Trust/
Jessica Griffiths                     19,998            *                 19,998                0             0

Griffith, Scott(1)                   168,750            *                168,750                0             0

HPV Heart                              1,200            *                  1,200                0             0

J. Steven Emerson IRA II,            200,000            *                200,000                0             0
Bear Stearns Securities Corp.,
Cust.

J. Steven Emerson Roth IRA,        1,600,000           2.4%            1,600,000                0             0
Bear Stearns Securities Corp.,
Cust.

JM Hull Associates                   200,000            *                200,000                0             0

JMG Capital Partners, LP             251,000            *                251,000                0             0

JMG Triton Offshore Fund, Ltd.       251,000            *                251,000                0             0

Kovler, Everett                      125,000            *                125,000                0             0

Kruger, Paul A.                      100,000            *                100,000                0             0

LeNoir, Michael, MD                      500            *                    500                0             0

Little, Donald V.                     50,000            *                 50,000                0             0

Mathios, Anthony J., MD                  500            *                    500                0             0

McDonough, Sean                       90,000            *                 90,000                0             0

Metroplex Cardiology                     800            *                    800                0             0

Michaelides, Kyriakos M., MD           1,000            *                  1,000                0             0

Ramsdell Family Trust                100,125            *                100,125                0             0

Ramsdell Family Trust                100,000            *                100,000                0             0
u/a/d 7/7/94, W. Robert
and Marjorie F. Ramsdell,
TTEES

Ramsdell Irrevocable Trust           200,025            *                200,025                0             0

Ramsdell, Elyse A.                    49,950            *                 49,950                0             0

Ramsdell, W. Robert                  149,850            *                149,850                0             0

Saran, Nirmal, MD.                       800            *                    800                0             0

Shaw, John J.                        100,000            *                100,000                0             0

Shelmire, Jesse(1)                   168,750            *                168,750                0             0

Siegel Vorhoff & Rushing               3,100            *                  3,100                0             0

Stevenson Trust / Jane Meyer          19,998            *                 19,998                0             0

Stevenson Trust / Jeffery             19,998            *                 19,998                0             0
Stevenson

Stevenson Trust / Wendy Blau          19,998            *                 19,998                0             0

Theise, Jay F.                       100,000            *                100,000                0             0

Turgeon, Daniel G., MD                   500            *                    500                0             0

Virginia Women's Health Assoc.         3,500            *                  3,500                0             0

Zwelling-Aamot, Marcy, MD              1,500            *                  1,500                0             0


Footnotes to Table
------------------
*     Less than 1.0%
(1) Represents shares that may be acquired upon the exercise of warrants and may be resold.
(2) Includes 1,000,000 shares that may be acquired upon the conversion of convertible notes. Also includes 300,000 shares that may be acquired upon exercise of warrants.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Financing Arrangements

     We have has received short-term, unsecured financing to fund our operations in the form of notes payable of $4,636,352 as of June 30, 2002 from Mr. Cameron, our chairman and chief financial officer, and another stockholder. These notes bear interest at 10.25%. On September 1, 2001, we agreed with Mr. Cameron to extend the due date on notes payable to him until December 31, 2002, in exchange for an extension fee of 2%. These extended notes total $1,630,529, including accrued interest and extension fees, and bear interest at 10.25% per annum. During the quarter ending June 30, 2002, Mr. Cameron loaned us an additional $582,000 bearing interest at 10.25% payable on to him on December 31, 2002. During the three month period ending September 30, 2002, Mr. Cameron loaned us an additional $619,000 bearing interest at 10.25% payable on December 31, 2002. Subsequent to September 30, 2002, we agreed with Mr. Cameron to extend the due date of his convertible promissory notes until December 31, 2003 in exchange for an extension fee of 2%. These convertible promissory notes total $2,873,691, including accrued interest, extension fee, and bear interest at 10.25% per annum and are convertible into common stock at $3.00 per share at the note holder's option.

     During the period between January 9, 2002 and March 28, 2002, we sold 1,232,585 shares of our common stock at a purchase price of $2.25 per share. The shares of common stock issued in the private placement are restricted securities. Further pursuant to the private placement, in the event that within one year from the final closing we sell shares of common stock, or securities exercisable to convertible into common stock, at a price less than $2.25 per share, we would issue additional shares to these investors in an amount such that the overall purchase price will be equal to the lower, subsequent sales price. The forgoing shall exclude common stock that may be issued in connection with a merger, as a dividend, pursuant to the exercise of outstanding options, warrants and other convertible securities and pursuant to options subsequently issued to employees. Net proceeds from the offering were $2,742,519. The proceeds from the private placement were used to fund operations and repay debt. Mr. Cameron purchased 222,222 shares of our common stock in the private placement. Because the purchase price of such stock was less than the public trading price on the date of purchase, we recorded compensation expense of $138,583 during fiscal year 2002. In addition, in October 2002 we issued an additional 277,778 of our common stock to Mr. Cameron as a result of the closing of the October 2002 private placement of common stock at $1.00 per share. Compensation expense to be recorded during the second quarter ended December 31, 2002, for the additional shares issued to our chairman and chief financial officer will be $377,778.

Other

     On August 1, 2000, Mr. Cameron entered into an agreement with Mr. McCormick, our chief executive officer, to grant him the option to purchase 6,000,000 shares of our common stock from Mr. Cameron at the purchase price of $3.625 per share, which represented the trading price of our stock on that date. This option was vested immediately, and on September 17, 2001, the expiration date of the option grant was extended from the original date of August 1, 2003 until August 1, 2006.

     In November 1995, we entered into a lease agreement for our Sacramento, California, facility under a one-year lease with Mr. Cameron. The lease has been extended to January 31, 2004. At June 30, 2002, $527,896 of rent owed for fiscal years 1996 through 2002 is included in the balance of accounts payable to stockholders. Rent expense under this lease was $36,392 for the quarter ended September 30, 2002, and $148,302, $139,272 and $114,285 for the years ended June 30, 2002, 2001 and 2000, respectively.

     During the fiscal years ended June 30, 2002, 2001 and 2000, Cameron & Associates, which is wholly owned by Mr. Cameron, provided consulting services to us. Fees for such services totaled $30,000 for the quarter ended September 30, 2002, and $120,000, $120,000 and $90,000 in fiscal year 2002, 2001 and 2000, respectively.

                            DESCRIPTION OF SECURITIES

     We are authorized to issue 100,000,000 shares of common stock, par value $0.01 and 1,200,000 shares of preferred stock, par value $6.00. As of October 31, 2002, the number of outstanding shares of common stock is 66,718,985. There is no preferred stock outstanding.

     Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Common stockholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor, subject to the payment of any preferential dividends declared with respect to any preferred stock that from time to time may be outstanding. The common stock has no preemptive or conversion rights or other subscription rights and there are no redemptive or sinking fund provisions application to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and all the shares of common stock issued by us upon the exercise of outstanding warrants will, when issued, be fully paid and nonassessable.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for our common stock is Computershare Trust Company, Inc., located at 12039 West Alameda Parkway Z-2, Lakewood, Colorado, 80228, mailing address Post Office Box 1596, Denver Colorado 80201, telephone number (303) 986-5400.

Legal Matters.

     The validity of the share of common stock offered by the selling stockholders will be passed by Bartel Eng & Schroder of Sacramento, California.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements at June 30, 2002 and 2001, and for each of the three years in the period ended June 30, 2002, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the financial statements). We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report given on their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     We have filed a registration statement on Form S-1, together with all amendments and exhibits, with the Securities and Exchange Commission. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may review a copy of the registration statement at the Securities and Exchange Commission's public reference room, and at Securities and Exchange Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's website at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                     Alternative Technology Resources, Inc.





                                                                            Page
                                                                            ----
Financial Statements as of September 30, 2002 and June 30, 2002 and for the Three Months Ended September 30, 2002 and 2001 (unaudited)

Condensed Balance Sheets....................................................F-2
Condensed Statements of Operations..........................................F-3
Condensed Statements of Cash Flows..........................................F-4
Notes to Condensed Financial Statements.....................................F-5

Financial Statements as of June 30, 2002 and 2001 and for the Three Years Ended June 30, 2002

Report of Ernst & Young LLP, Independent Auditors...........................F-8
Balance Sheets..............................................................F-9
Statements of Operations....................................................F-10
Statement of Stockholders' Equity (Deficit).................................F-11
Statements of Cash Flows....................................................F-12
Notes to Financial Statements...............................................F-14

                     ALTERNATIVE TECHNOLOGY RESOURCES, INC.
                            Condensed Balance Sheets

                                   (Unaudited)

                                                                                          September 30,               June 30,
                                       Assets                                                 2002                      2002
                                       ------
                                                                                      ----------------------    --------------------
Current assets:
  Cash and cash equivalents                                                           $         884,725         $         402,291
  Trade accounts receivable                                                                      20,651                     3,602
  Prepaid maintenance and service fees                                                           90,149                         -
  Prepaid expenses and other current assets                                                     107,444                    81,223
                                                                                      ----------------------    --------------------
Total current assets                                                                          1,102,969                   487,116
                                                                                      ----------------------    --------------------

Property and equipment:
  Equipment and software                                                                        817,076                   788,192
  Accumulated depreciation and amortization                                                    (361,333)                 (297,987)
                                                                                      ----------------------    --------------------
  Property and equipment, net                                                                   455,743                   490,205
                                                                                      ----------------------    --------------------

Prepaid financing costs                                                                          52,626                         -
Prepaid license and service fees                                                                191,321                   211,498
Other non-current assets                                                                         10,199                    14,490
                                                                                      ----------------------    --------------------

                                                                                      $       1,812,858         $       1,203,309
                                                                                      ======================    ====================

                   Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
  Payable to Healthcare Exchange participants                                         $         839,566         $         409,738
  Trade accounts payable                                                                        585,523                   438,460
  Accrued payroll and related expenses                                                          279,750                   274,777
  Accrued preferred stock dividends                                                             283,195                   283,195
  Accounts payable and accrued interest payable to stockholders                                 909,990                   797,232
  Notes payable to stockholder                                                                2,831,529                 2,212,529
  Convertible notes payable to stockholder                                                    2,423,823                 2,423,823
  Convertible notes payable to third party                                                      686,852                         -
  Accrued interest payable to third party                                                        14,685                         -
  Other current liabilities                                                                     273,711                   254,469
                                                                                      ----------------------    --------------------
Total current liabilities                                                                     9,128,624                 7,094,223
                                                                                      ----------------------    --------------------

Commitments and contingencies

Stockholders' equity (deficit):
  Convertible preferred stock, $6.00 par value - 1,200,000 shares authorized none issued and outstanding at September 30, 2002 and 2001, 204,167 shares
     Designated Series D, none issued and outstanding at September 30, 2002 and
June 30, 2002
  Common stock, $0.01 par value - 100,000,000 shares authorized; 61,069,255 shares issued and outstanding at September 30, 2002
     (60,968,213 at June 30, 2002)                                                              610,693                   609,682
  Additional paid-in capital                                                                 53,323,226                52,862,283
  Accumulated deficit                                                                       (61,249,685)              (59,362,879)
                                                                                      ----------------------    --------------------
Total stockholders' equity (deficit)                                                         (7,315,766)               (5,890,914)
                                                                                      ----------------------    --------------------

                                                                                      $       1,812,858         $       1,203,309
                                                                                      ======================    ====================
See accompanying notes to condensed financial statements.

                     ALTERNATIVE TECHNOLOGY RESOURCES, INC.
                       Condensed Statements of Operations
                                   (Unaudited)


                                                                           Three Months Ended
                                                                                September 30,
                                                                          2002                2001
       Healthcare exchange
           Revenue                                                   $     776,560      $    108,218
           Costs                                                          (543,702)         (224,788)
                                                                     --------------     ---------------------
       Gross profit (loss)                                                 232,858          (116,570)

       Selling, marketing and product development costs                 (1,397,306)       (1,505,195)

       General and administrative expenses                                (509,015)         (505,834)
                                                                     --------------     ---------------------

       Loss from operations                                             (1,673,463)       (2,127,599)

       Other income (expense)
           Interest income                                                     430            33,133
           Interest expense to third party                                 (77,315)                -
           Interest expense to stockholders and directors                 (136,458)         (139,517)
                                                                     --------------     ---------------------
       Total other income (expense)                                       (213,343)         (106,384)
                                                                     --------------     ---------------------

       Net loss                                                        $(1,886,806)      $(2,233,983)
                                                                     ==============     =====================


       Basic and diluted net loss per share                          $      (0.03)      $      (0.04)
                                                                     ==============     =====================

       Shares used in per share calculations                            61,016,315        59,401,860
                                                                     ==============     =====================


         See accompanying notes to condensed financial statements.

                     ALTERNATIVE TECHNOLOGY RESOURCES, INC.
                       Condensed Statements of Cash Flows
                                   (Unaudited)

                                                                                  Three Months Ended
                                                                                     September 30,
                                                                           2002                         2001
                                                                  ------------------------      ----------------------

Net cash used in operating activities                             $       (1,062,532)           $    (2,005,312)
                                                                  ------------------------      ----------------------

Cash flows used in investing activities:
    Purchases of property and equipment                                      (28,884)                   (91,033)
    Maturities of short-term investments                                           -                  1,354,159
                                                                  ------------------------      ----------------------
Net cash provided (used) by investing activities                             (28,884)                 1,263,126
                                                                  ------------------------      ----------------------

Cash flows from financing activities:
    Prepaid financing costs                                                  (52,626)                         -
    Proceeds from exercise of options and warrants                             7,476                     19,251
    Proceeds from notes payable to stockholders                              619,000                    313,902
    Proceeds from convertible notes payable                                1,000,000                          -
                                                                  ------------------------      ----------------------
Net cash provided by financing activities                                  1,573,850                    333,153
                                                                  ------------------------      ----------------------


Net increase (decrease) in cash and cash equivalents                         482,434                   (409,033)
Cash and cash equivalents at beginning of period                             402,291                  3,159,017
                                                                  ------------------------      ----------------------

Cash and cash equivalents at end of period                        $          884,725            $     2,749,984
                                                                  ========================      ======================



See accompanying notes to condensed financial statements.

                     ALTERNATIVE TECHNOLOGY RESOURCES, INC.
                     Notes to Condensed Financial Statements
                               September 30, 2002
                                   (Unaudited)


Note 1.  Basis of Presentation

     The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. For further information, refer to the financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2002.

     In the opinion of management, the unaudited condensed financial statements contain all adjustments, consisting of normal recurring adjustments, considered necessary to present fairly the Company's financial position at September 30, 2002 and June 30, 2002, results of operations for the three months ended September 30, 2002 and 2001, and cash flows for the three months ended September 30, 2002 and 2001. The results for the period ended September 30, 2002 are not necessarily indicative of the results to be expected for the entire fiscal year ending June 30, 2003.

     The Company has incurred operating losses since inception, which have resulted in an accumulated deficit of $61,249,685 at September 30, 2002. Based on the steps the Company has taken to refocus its operations and obtain additional financing, the Company believes that it has developed a viable plan to address the Company's ability to continue as a going concern, and that this plan will enable the Company to continue as a going concern, at least through the end of fiscal year 2003. The Company engaged a placement agent to assist in the sale of shares of the Company's common stock in a private placement. Subsequent to September 30, 2002, the Company received gross proceeds of $4,125,000 through the sale of 4,125,000 shares pursuant to this offering. Cash proceeds net of offering costs were $3,884,567. In addition, the due dates of Notes Payable to Stockholder and Convertible Notes Payable to Stockholder were extended from December 31, 2002 to December 31, 2003. ["Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources"]

     There can be no assurance that this plan will be successfully implemented. If the offering is not fully subscribed, the Company may be required to reduce the development efforts of its Healthcare Exchange or be forced into seeking protection under federal bankruptcy laws. As a result, the report of independent auditors on the Company's June 30, 2002 financial statements includes an explanatory paragraph indicating there is substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Note 2.  Financing Arrangements

     On July 26, 2002, the Company received cash of $1,000,000 in exchange for issuance of a convertible note (the "Note"). The Note bears interest at 8% and is payable at the earliest of July 25, 2003 or when the Company, in a proposed private placement of common stock, raises $8,000,000 (the "Private Placement"). Pursuant to the original terms of the Note, all or a portion of the Note may be converted into shares of common stock at the lower of $2.25 per share; the subscription per share price of the proposed Private Placement; or if the Company sells shares of its common stock, or issues options, warrants or other securities convertible into shares of its common stock before March 29, 2003 at a price less than the lower of $2.25 or the subscription per share price of the proposed Private Placement through March 29, 2003, then the per share price of the common stock subsequently sold (excluding common stock that may be (i) issued in connection with a merger, (ii) issued as a dividend, (iii) issued upon the exercise of options subsequently issued after the closing to employees of or consultants to the Company, or (iv) issued upon the exercise of existing options, warrants or other convertible securities).

     In connection with the issuance of the Note, the Company issued three warrants. Each warrant provides for the purchase of 100,000 shares of the Company's common stock at an exercise price equal to the lower of $2.14 or the subscription per share price of the proposed Private Placement, or if further shares are offered at a lower price per share through March 29, 2003, then at that price. The First Warrant became exercisable on July 26, 2002. The Second Warrant will become exercisable if the Company does not repay the Note within 180 days from the issuance of the Note. The Third Warrant will become exercisable if the Company does not repay the Note within one year from the issuance of the Note. When, and if, exercisable, the holder may exercise these warrants through July 25, 2009.

     In connection with the issuance of the Note and First Warrant, the Company estimated the fair value of the First Warrant to be $198,000 using the Black-Scholes model. In accordance with EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable
Conversion Ratios," and EITF 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments," the Company has recognized $62,630 through interest expense during the three months ended September 30, 2002 for a portion of the fair value of the First Warrant and a portion of the beneficial conversion feature of the Note, which was estimated to be $177,778. The Company will record additional amounts totaling $313,148 through interest expense until July 25, 2003 for the remaining fair value of the First Warrant and the beneficial conversion feature of the Note recorded at the initial transaction date.

     Relating to the private placement of 4,125,000 shares of the Company's common stock at a purchase price of $1.00 per share in October 2002, the conversion price of the Note and per share exercise price of the First Warrant were reset to $1.00. In accordance with EITF 00-27, the Company will record $624,222 for the additional beneficial conversion amount relating to the value of the reset feature. This amount will be recognized ratably through interest expense until July 25, 2003.

     Also during the period ended September 30, 2002, Mr. Cameron loaned the Company an additional $619,000 which bears interest at 10.25% per annum and is payable on December 31, 2002.

Note 3.  Comprehensive Loss

     Total comprehensive loss for the three months ended September 30, 2002 and 2001 was $1,886,806, and $2,233,961 respectively. Other comprehensive income
(loss) represents the net change in unrealized gains (losses) on available-for-sale securities.

Note 4.  Net Loss Per Share

     Loss per share amounts for all periods have been presented in accordance with Statement of Financial Accounting Standards Board No. 128, "Earnings per Share." As the Company has reported net losses in all periods presented, basic and diluted loss per share have been calculated on the basis of net loss applicable to common stockholders divided by the weighted average number of common stock shares outstanding without giving effect to outstanding options, warrants, and convertible securities whose effects are anti-dilutive. For the three months ended September 30, 2002 and 2001 there were stock options, stock warrants, and convertible notes payable outstanding, which could potentially dilute earnings per share in the future but were not included in the computation of diluted loss per share as their effect was anti-dilutive in the periods presented.

Note 5.  Recent Accounting Pronouncements

     In July 2001, the Financial Accounting Standards Boards issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," or SFAS 142. SFAS 142 no longer permits the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. Intangible assets that do not have indefinite lives will continue to be amortized over their useful lives and reviewed for impairment in accordance with existing guidance. The Company adopted SFAS 142 effective July 1, 2002. Because the Company has historically not been party to any business combinations and therefore has not recorded related goodwill and intangible assets, the adoption of SFAS 142 did not have an effect on the Company's results of operations, financial position or cash flows.

     In October 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," or SFAS 144. SFAS 144 supersedes SFAS 121, however it retains the fundamental provisions of that statement related to the recognition and measurement of the impairment of long-lived assets to be "held and used." Among other things, SFAS 144 provides more guidance on estimating cash flows when performing a recoverability test. The Company adopted SFAS 144 effective July 1, 2002. The adoption of SFAS 144 did not have an effect on the Company's results of operations, financial condition or cash flows.

Note 6.  Subsequent Events

     The Company engaged a placement agent to assist in the sale of shares of the Company's common stock in a private placement. Subsequent to September 30, 2002, the Company received gross proceeds of $4,125,000 through the sale of 4,125,000 shares pursuant to this offering. Cash proceeds net of offering costs were $3,884,567.

     Subsequent to September 30, 2002, resulting from the closing of the October 2002 private placement of common stock, 1,540,729 additional shares were issued to investors who purchased shares of common stock in the January 2002 private placement based on the October 2002 private placement price of $1.00. Compensation expense to be recorded during the second quarter ended December 31, 2002, for the additional shares issued to the Company's Chairman and Chief Financial Officer, will be $377,778.

     Subsequent to September 30, 2002, the Company agreed with Mr. Cameron to extend the due date on notes payable to him until December 31, 2003 in exchange for an extension fee of 2%. These extended notes total $2,873,691, including accrued interest and extension fees, and bear interest at 10.25% per annum. Also subsequent to September 30, 2002, the Company agreed with the other note holder to extend the due date of his convertible promissory notes until December 31, 2003. These convertible promissory notes total $2,681,415, including accrued interest, bear interest at 10.25% per annum and are convertible into common stock at $3.00 per share at the note holder's option.

                Report of Ernst & Young LLP, Independent Auditors

The Board of Directors and Stockholders
Alternative Technology Resources, Inc.

     We have audited the accompanying balance sheets of Alternative Technology Resources, Inc. as of June 30, 2002 and 2001, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended June 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alternative Technology Resources, Inc. at June 30, 2002 and 2001 and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2002 in conformity with accounting principles generally accepted in the United States.

     The accompanying financial statements have been prepared assuming that Alternative Technology Resources, Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and has an accumulated deficit of $59,362,879 as of June 30, 2002. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                                           /S/ ERNST & YOUNG LLP

Sacramento, California
August 16, 2002

                     Alternative Technology Resources, Inc.

                                 Balance Sheets

                                                                                                    June 30,
                                                                                            2002               2001
                                                                                            ----               ----
                                      Assets
Current assets:
  Cash and cash equivalents                                                          $         402,291   $       3,159,017
  Short-term investments                                                                             -           1,354,137
  Trade accounts receivable                                                                      3,602              24,252
  Interest receivable                                                                                -              52,134
  Prepaid expenses and other current assets                                                     81,223             267,635
                                                                                     ------------------- ------------------
Total current assets                                                                           487,116           4,857,175

Property and equipment:
  Equipment and software                                                                       788,192             501,626
  Accumulated depreciation and amortization                                                   (297,987)           (107,848)
                                                                                     ------------------- ------------------
  Property and equipment, net                                                                  490,205             393,778

Prepaid license and service fees                                                               211,498             259,155
Other non-current assets                                                                        14,490              67,550
                                                                                     ------------------- ------------------

                                                                                     $       1,203,309   $       5,577,658
                                                                                     =================== ==================

                  Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
  Payable to Healthcare Exchange providers                                           $         409,738   $          40,756
  Trade accounts payable                                                                       438,460             151,371
  Accrued payroll and related expenses                                                         274,777             181,028
  Accrued preferred stock dividends                                                            283,195             283,195
  Accounts payable and accrued interest payable to stockholders                                797,232             728,941
  Notes payable to stockholder                                                               2,212,529                   -
  Convertible notes payable to stockholder                                                   2,423,823                   -
  Other current liabilities                                                                    254,469             295,680
                                                                                     ------------------- ------------------
Total current liabilities                                                                    7,094,223           1,680,971

Long term notes payable to stockholder                                                               -           1,511,635
Long term convertible notes payable to stockholder                                                   -           2,228,815
                                                                                     ------------------- ------------------
Total long term liabilities                                                                          -           3,740,450

Commitments and contingencies (Notes 1 and 6)

Stockholders' equity (deficit):
  Convertible preferred stock, $6.00 par value - 1,200,000 shares authorized, none issued and outstanding at June 30, 2002 and 2001, 204,167 shares designated
     Series D, none issued and outstanding at June 30, 2002 and 2001 Common stock, $0.01 par value - 100,000,000 shares authorized
     60,968,213 shares issued and outstanding at June 30, 2002 (59,394,844 at
     June 30, 2001)                                                                            609,682             593,949
  Additional paid-in capital                                                                52,862,283          49,109,283
  Accumulated deficit                                                                      (59,362,879)        (49,546,973)
  Accumulated other comprehensive loss                                                               -                 (22)
                                                                                     ------------------- ------------------
Total stockholders' equity (deficit)                                                        (5,890,914)            156,237
                                                                                     ------------------- ------------------

                                                                                     $       1,203,309   $       5,577,658
                                                                                     =================== ==================

See accompanying notes.

                     Alternative Technology Resources, Inc.

                            Statements of Operations

                                                                              Years Ended June 30,
                                                       -------------------------------------------------------------------
                                                                 2002                   2001                 2000
                                                       ------------------------- -------------------- --------------------
Healthcare Exchange:
      Healthcare Exchange revenue                      $        1,642,565        $           50,944   $                -
      Healthcare Exchange costs                                (1,463,517)                  (84,528)                   -
                                                       ------------------------- -------------------- --------------------
Healthcare Exchange gross profit (loss)                           179,048                   (33,584)                   -

Contract Programming:
      Contract programming revenue                                      -                   308,469            2,561,101
      Contract termination fees                                         -                         -                5,453
      Programmer costs                                                  -                  (235,258)          (1,745,011)
      Start-up and other costs                                          -                   (10,414)            (399,481)
                                                       ------------------------- -------------------- --------------------
Contract programming gross profit                                       -                    62,797              422,062

Selling, marketing & product development costs                 (7,076,558)               (5,097,513)          (1,154,244)

General and administrative expenses                            (2,482,272)               (3,850,971)          (1,276,726)
                                                       ------------------------- -------------------- --------------------


Loss from operations                                           (9,379,782)               (8,919,271)          (2,008,908)
                                                       ------------------------- -------------------- --------------------

Other income (expense):
      Interest income                                              42,563                   447,742               87,672
      Interest expense to stockholders and directors             (478,687)                 (443,226)          (2,894,405)
                                                       ------------------------- -------------------- --------------------
Total other income (expense)                                     (436,124)                    4,516           (2,806,733)
                                                       ------------------------- -------------------- --------------------

Net loss                                                       (9,815,906)               (8,914,755)          (4,815,641)

Preferred stock dividends                                               -                  (886,142)            (122,500)
                                                       ------------------------- -------------------- --------------------

Net loss applicable to common stockholders             $       (9,815,906)       $       (9,800,897)  $       (4,938,141)
                                                       ========================= ==================== ====================

Basic and diluted net loss per share applicable to
common stockholders                                    $            (0.16)       $            (0.17)  $            (0.10)
                                                       ========================= ==================== ====================

Weighted-average common stock outstanding                      59,936,435                58,686,778           50,329,614
                                                       ========================= ==================== ====================

See accompanying notes.

                     Alternative Technology Resources, Inc.
                  Statements of Stockholders' Equity (Deficit)

                    Years ended June 30, 2002, 2001 and 2000


                              Convertible Preferred                                                     Accumulated        Total
                                     Stock                Common Stock       Additional                   Other        Stockholders
                              --------------------------------------------    Paid-In     Accumulated  Comprehensive      Equity
                              Shares      Amount      Shares      Amount      Capital       Deficit        Loss          (Deficit)
                              -------     ------      ------      ------      -------       -------        ----          ---------

Balance, June 30, 1999        204,167  $ 1,225,002  26,169,718  $  261,697  $28,742,403  $(35,816,577)  $         -    $ (5,587,475)

Issuance of common
  stock in settlement of
  accounts payable                  -            -      15,126         151        8,751            -              -         8,902
Issuance of common stock
  upon conversion of
  notes payable                     -            -  27,761,197     277,612    3,359,029            -              -     3,636,641
Private placement of
  common stock, net of
  issuance costs                    -            -   1,086,145      10,862    3,701,486            -              -     3,712,348
Options and warrants
  exercised                         -            -     309,919       3,100      190,219            -              -       193,319
Repurchase of common stock          -            -     (12,500)       (125)         125            -              -             -
Preferred stock dividends           -            -           -           -     (122,500)           -              -      (122,500)
Net loss                            -            -           -           -            -   (4,815,641)             -    (4,815,641)
                              -------  -----------  ----------- ----------  ------------ ------------   -----------  -------------

Balance, June 30, 2000        204,167    1,225,002  55,329,605     553,297   35,879,513  (40,632,218)             -    (2,974,406)

Issuance of common stock in
  settlement of accounts
  payable                           -            -      80,000         800      155,200            -              -       156,000
Issuance of common
  stock upon conversion of
  Series D preferred stock   (204,167)  (1,225,002)    566,972       5,670    2,011,949            -              -       792,617
Issuance of common stock
  upon conversion of note
  payable                           -            -      20,000         200       59,800            -              -        60,000
Private placement of common
  stock, net of issuance
  costs                             -            -   3,333,334      33,333   10,985,346            -              -    11,018,679
Options exercised                   -            -      64,933         649       41,584            -              -        42,233
Preferred stock dividends           -            -           -           -      (24,109)           -              -       (24,109)
Other comprehensive income
  (loss) - change in
  unrealized gain/loss on
  available-for-sale
  securities                        -            -           -           -            -            -            (22)          (22)
Net loss                            -            -           -           -            -   (8,914,755)             -    (8,914,755)
                              -------  -----------   ---------  ----------  -----------   ----------    -----------   ------------

Balance, June 30, 2001              -            -  59,394,844     593,949   49,109,283  (49,546,973)           (22)      156,237

Private placement of
  common stock, net of
  issuance costs                    -            -   1,232,584      12,325    2,868,777            -              -     2,881,102
Compensation expense
  related to grant of
  stock options to
  employees and issuance
  of stock to a consultant          -            -           -           -      649,028            -              -       649,028
Options and warrants exercised      -            -     340,785       3,408      235,195            -              -       238,603
Other comprehensive income
  (loss) - change in
  unrealized gain/loss on
  available-for-sale
  securities                        -            -           -           -            -            -             22            22
Net loss                            -            -           -           -            -   (9,815,906)             -    (9,815,906)
                              -------  -----------   ---------  ----------  -----------   ----------    -----------   ------------

Balance, June 30, 2002              -  $         -  60,968,213  $  609,682  $52,862,283 $(59,362,879)   $         -   $(5,890,914)
                              =======  ===========   =========  ==========  ===========   ==========    ================ =========
      See accompanying notes.

                     Alternative Technology Resources, Inc.

                            Statements of Cash Flows
                Increase (Decrease) in Cash and Cash Equivalents

                                                                                    Years ended June 30,
                                                                       2002                 2001                 2000
                                                                -------------------- -------------------- --------------------
Cash flows from operating activities:
    Net loss                                                    $       (9,815,906)  $       (8,914,755)  $       (4,815,641)
      Adjustments to reconcile net loss to net cash
used in operating activities:
        Depreciation and amortization                                      190,139               93,404               14,444
         Interest expense resulting from amendment to
conversion terms of notes payable                                                -                    -            2,415,223
        Interest expense included in notes payable to
stockholders                                                               313,902              233,026              309,334
        Write-off of WebMD prepaid service fee                                   -              250,000                    -
        Stock based compensation                                           787,611            1,931,036                    -
        Changes in operating assets and liabilities:
           Trade accounts receivable                                        20,650               73,876              374,008
           Interest receivable                                              52,134               52,135                    -
           Prepaid expenses and other current assets                       186,412             (287,721)            (239,521)
           Non-current assets                                              100,717             (326,705)                   -
           Payable to Healthcare Exchange providers                        368,982               40,756                    -
           Trade accounts payable                                          287,089               54,166               12,911
           Accrued payroll and related expenses                             93,749               13,521             (136,781)
           Accounts payable and accrued interest payable to
stockholders                                                                68,291              115,311               73,509
           Other current liabilities                                       (41,211)              22,662              157,329
                                                                -------------------- -------------------- --------------------
Net cash used by operating activities                                   (7,387,441)          (6,649,288)          (1,835,185)
                                                                -------------------- -------------------- --------------------

Cash flows from investing activities:
    Purchases of equipment and software                                   (286,566)            (326,211)            (175,415)
    Purchases of short-term investments                                          -           (6,306,989)                   -
    Maturities of short-term investments                                 1,354,159            4,952,830                    -
                                                                -------------------- -------------------- --------------------
Net cash provided (used) by investing activities                         1,067,593           (1,680,370)            (175,415)
                                                                -------------------- -------------------- --------------------










(Continued on next page)

                     Alternative Technology Resources, Inc.

                            Statements of Cash Flows
                Increase (Decrease) in Cash and Cash Equivalents
                                   (continued)


                                                                                  Years ended June 30,
                                                                     2002                 2001                2000
                                                              -------------------- ------------------- --------------------
Cash flows from financing activities:
    Proceeds from private placement of common stock           $        2,742,519   $        9,560,345  $        3,712,348
    Proceeds from exercise of options and warrants                       238,603               42,233             193,319
    Proceeds from notes payable to stockholders                          582,000                    -              33,500
    Payments on notes payable to stockholders                                  -                    -             (33,500)
    Proceeds from notes payable to directors                                   -                    -               3,361
    Payments on notes payable to directors                                     -              (23,324)            (21,649)
                                                              -------------------- ------------------- --------------------
Net cash provided (used) by financing activities                       3,563,122            9,579,254           3,887,379
                                                              -------------------- ------------------- --------------------

Net increase (decrease) in cash and cash equivalents                  (2,756,726)           1,249,596           1,876,779
Cash and cash equivalents at beginning of year                         3,159,017            1,909,421              32,642
                                                              -------------------- ------------------- --------------------
Cash and cash equivalents at end of year                      $          402,291   $        3,159,017  $        1,909,421
                                                              ==================== =================== ====================

Supplemental disclosure of cash flow information:
    Cash paid during the year for interest                    $          110,697   $           94,611  $           54,926
                                                              ==================== =================== ====================

Supplemental disclosure of non-cash financing activities:
    Conversion of notes payable to common stock               $                -   $           60,000  $        1,000,000
                                                              ==================== =================== ====================


See accompanying notes.

                     Alternative Technology Resources, Inc.
                    Notes to Financial Statements (continued)

                    Years Ended June 30, 2002, 2001 and 2000

1.       Summary of Significant Accounting Policies

Description of Business

     Alternative Technology Resources, Inc. (hereinafter referred to as "ATR," the "Company," "we" or "us") has developed and is operating an Exchange for healthcare services ("Healthcare Exchange"). The Company contracts with medical doctors, medical groups, hospitals and other healthcare practitioners
(collectively, "Providers") to offer their services through the Healthcare Exchange to those who purchase or facilitate the purchase of healthcare services ("Purchasers"). ATR's Healthcare Exchange began operations with a limited number of Providers and Purchasers in the quarter ending June 30, 2001

     The purpose of the Healthcare Exchange is to utilize the Internet and other technologies to facilitate Provider initiated discounts and administrative, billing and remittance services for all commercial lines of business within the healthcare industry. Our Healthcare Exchange offers a direct and efficient conduit between Providers and Purchasers of healthcare services, their PPOs' and/or their agents. Providers submit bills to the Company, who reprices the bills to the rate set by the Providers, including adding a transaction-processing fee, and then routes them to Purchasers or their intermediaries. The Company receives payments from Purchasers on behalf of Providers, and then remits payments to Providers.

     The Company's Healthcare Exchange development efforts will require substantial funds. The Company believes that it has developed a viable plan to address the Company's ability to continue as a going concern, and that this plan will enable the Company to continue as a going concern, at least through the end of fiscal year 2003. However, the Company believes it will need to raise additional funds during fiscal 2003. The Company has engaged a placement agent to assist in the sale of shares of the Company common stock in a private placement, but there can be no assurance that the Company will be able to raise sufficient funds to successfully implement its business plan. Also, traditionally, the Company has relied on major stockholders or affiliates to finance its operations, although there can be no assurance that they will continue to do so. If unsuccessful the Company may be required to reduce the development efforts of its Healthcare Exchange or be forced into seeking protection under federal bankruptcy laws. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Use of Estimates in Preparation of Financial Statements

     The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash, Cash Equivalents and Short-Term Investments

     The Company considers all highly liquid investments with an original maturity of three months or less from the date of purchase to be cash equivalents. At June 30, 2002 and 2001 substantially all of the Company's cash equivalents represent investments in money market accounts.

     As of June 30, 2002 the Company's had no short-term investments. At June 30, 2001 short-term investments are corporate obligations with maturity dates of 91 days to one year from the date of purchase.

Prepaid License and Service Fees

     Prepaid license and service fees are recorded at cost and amortized on a straight-line basis over the service period. Management considers whether indicators of impairment of these assets are present at each balance sheet date and an impairment loss is recorded, if necessary.

Property and Equipment

     Property and equipment are recorded at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets or the lease term, whichever is shorter. The estimated useful lives range from three to five years.

Revenue Recognition

     The Company recognizes revenue for the transaction-processing fee when it is earned and the Company has substantially completed all of its obligations under the contract.

     Contract programming revenue represented work performed for customers, primarily on a time and materials basis, and was recognized when the related services were rendered. Contract termination fees were amounts received from customers when they exercised the contract provision, which allowed them to convert ATR's programmer to their employee. In addition, these fees were also received from programmers when they exercised their contract provision to terminate their relationship with the Company prior to the termination date of their contract. These fee amounts were stipulated in customer and programmer contracts, were based on the length of time remaining under the contract, and were recognized as revenue when such contract provisions were invoked. As of June 30, 2001, the Company is no longer in the contract programming business.

Product Development Costs

     In October 1999, the Company began incurring costs to develop its Healthcare Exchange. In accordance with SOP 98-5, "Reporting on Costs of Start-Up Activities," start-up costs associated with the Healthcare Exchange have been expensed as incurred. The Company's Healthcare Exchange began operations in the quarter ending June 30, 2001.

Stock-Based Compensation

     As permitted under the provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"), the Company has elected to account for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price or fair value of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Disclosures required under SFAS No. 123 are included in Note 7 to the financial statements.

Net Loss Per Share

     All loss per share amounts for all periods have been presented in accordance with Statement of Financial Accounting Standards Board No. 128, "Earnings per Share". As the Company has reported net losses in all periods presented, basic and diluted loss per share have been calculated on the basis of net loss applicable to common stockholders divided by the weighted average number of common shares outstanding without giving effect to outstanding options, warrants, and convertible securities whose effects are anti-dilutive. For the fiscal years ended June 30, 2002, 2001 and 2000, there were stock options, stock warrants and a convertible note payable outstanding, and for the fiscal year ended June 30, 2000 there was also convertible preferred stock outstanding (Notes 3 and 7), which could potentially dilute earnings per share in the future but were not included in the computation of diluted loss per share as their effect was anti-dilutive in the periods presented.

Segment Disclosures

     As of June 30, 2002, the Company operates in one segment, the selling, marketing, development and operation of an Exchange for healthcare services. Prior to beginning operations with a limited number of Providers and Purchasers in the quarter ending June 30, 2001, the Company was in the business of recruiting, hiring and training foreign computer programmers and placing them with U.S. companies.

Comprehensive Loss

     Total comprehensive loss for fiscal years 2002, 2001 and 2000 was $9,815,884, $8,914,777 and $4,815,641 respectively. Other comprehensive income
(loss) represents the net change in unrealized gains (losses) on available-for-sale securities.

Concentrations of Risk

     The  Company   invests  its  cash  with  high  credit   quality   financial
institutions. The Company believes the financial risks associated with these financial instruments are minimal.

     During fiscal year 2002, no single healthcare provider represented 10% or more of the Company's Healthcare Exchange revenues. During fiscal year 2001, three customers individually accounted for 41%, 39% and 11% of Contract Programming revenues. During fiscal year 2000, three customers individually accounted for 40%, 21% and 10% of Contract Programming revenues.

     At June 30, 2001, two Contract Programming customers individually accounted for 55% and 31% of accounts receivable.

Fair Value of Financial Instruments

     The Company's financial instruments consist of cash, cash equivalents, short-term investments, accounts receivable, and accounts and notes payable.

Fair  values  of  cash,  cash  equivalents,   short-term  investments,  accounts
receivable, and accounts payable (other than accounts payable to stockholders) are considered to approximate their carrying values.

     Fair values of accounts payable to stockholders and notes payable to stockholders could not be determined with sufficient reliability because these are instruments held by related parties and because of the cost involved in such determination. Principal characteristics of these financial instruments that, along with information on the financial position of the Company, are pertinent to their fair values are described in Notes 2 and 3.

Recent Accounting Pronouncements

     In July 2001, the Financial Accounting Standards Boards issued Statements of Financial Accounting Standards No. 141, "Business Combinations," or SFAS 141 and No. 142, "Goodwill and Other Intangible Assets," or SFAS 142. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS 142 no longer permits the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. Intangible assets that do not have indefinite lives will continue to be amortized over their useful lives and reviewed for impairment in accordance with existing guidance. The Company was required to adopt SFAS 142 effective July 1, 2002. Because the Company has historically not been party to any business combinations and therefore has not recorded related goodwill and intangible assets, the adoption of SFAS 141 and 142 did not have an effect on the Company's results of operations, financial position or cash flows.

     In October 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144). SFAS 144 supersedes SFAS 121, however it retains the fundamental provisions of that statement related to the recognition and measurement of the impairment of long-lived assets to be "held and used." Among other things, SFAS 144 provides more guidance on estimating cash flows when performing a recoverability test. The Company adopted SFAS 144 effective July 1, 2002. The adoption of SFAS 144 did not have an effect on the Company's results of operations, financial condition or cash flows.

2.   Investor Group Transactions

     In fiscal year 1994, the Company entered into a series of agreements with James W. Cameron, Jr. pursuant to which Mr. Cameron and Dr. Max Negri became principal stockholders of the Company. As of June 30, 2002, Mr. Cameron owned 39,614,006 shares of the Company's common stock. As of June 30, 2002 Dr. Negri held less than 5% of the Company's common stock.

     During fiscal years 2002, 2001 and 2000, the Company did not generate sufficient cash flow from operations and borrowed funds from these two stockholders. Notes payable to stockholders were $4,636,352 at June 30, 2002 and $3,740,450 at June 30, 2001 (Note 3). Accrued interest of $269,435 at June 30, 2002 and $232,469 at June 30, 2001 on these notes is included in accounts payable and accrued interest payable to stockholders.

     The Company leases its office facilities in Sacramento, California from Mr. Cameron (Note 6). Accrued lease expense of $527,896 at June 30, 2002 and $496,472 at June 30, 2001 is also included in accounts payable and accrued interest payable to stockholders.

     During fiscal years 2002, 2001 and 2000, Cameron & Associates, which is wholly owned by Mr. Cameron, provided consulting services to the Company. Fees for such services totaled $120,000 in fiscal years 2002 and 2001, and $90,000 in 2000.

3.   Financing Arrangements

     The Company has received short-term, unsecured financing to fund its operations in the form of notes payable of $4,636,352 as of June 30, 2002, from Mr. Cameron and another stockholder. These notes bear interest at 10.25%. On September 1, 2001, the Company agreed with Mr. Cameron to extend the due date on notes payable to him until December 31, 2002,in exchange for an extension fee of 2%. These extended notes total $1,630,529, including accrued interest and extension fees, and bear interest at 10.25% per annum. During fiscal year June 30, 2002 Mr. Cameron loaned the Company an additional $582,000 bearing interest at 10.25% payable on December 31, 2002. On September 1, 2001, the Company agreed with the other note holder to extend the due date of his convertible promissory notes until December 31, 2002. These convertible promissory notes total $2,423,823, including accrued interest, bear interest at 10.25% per annum and are convertible into common stock at $3.00 per share at the note holder's option. Subsequent to fiscal year end 2002, Mr. Cameron loaned the Company an additional $426,000 bearing interest at 10.25% payable on December 31, 2002.

     On April 21, 1997, the Company issued an unsecured note payable (the "Straight Note") to Mr. Cameron for $1,000,000 in accordance with the agreement the Company signed on February 28, 1994. Terms of the note provided for an interest rate of 9.5% and monthly interest payments. No maturity date was stated in the note; however, under the terms of the Reimbursement Agreement, upon written demand by Mr. Cameron, the Straight Note was to be replaced by a note convertible into ATR's common stock (the "Convertible Note") in a principal amount equal to the Straight Note and bearing interest at the same rate. The conversion price of the Convertible Note was equal to 20% of the average trading price of the Company's common stock over the period of ten trading days ending on the trading day next preceding the date of issuance of such Convertible Note.

     Subsequent to June 30, 1999, Mr. Cameron disposed of a portion of his interest in the Straight Note, reducing the balance due him to $711,885, plus accrued interest. On August 19, 1999, the Company's Board of Directors agreed with the Straight Note holders to fix the conversion price of the Convertible Note to $0.044 in exchange for the Straight and/or Convertible Notes ceasing to accrue interest as of that date. Because of the decline in revenues caused by the non-renewal of programmer contracts and the steady decline in the quoted value of the Company's common stock at that time (trading price was at $0.25 on August 19, 1999), the Board agreed it was in the best interest of the Company to eliminate the future market risk that the conversion price become lower than a fixed conversion price of $0.044. The benefit accruing to the note holders resulting from the amendment to the conversion terms, as measured on August 19, 1999, was approximately $2,415,222 and was recorded as additional interest expense.

     Subsequent to August 19, 1999, Mr. Cameron elected to replace his remaining interest in the Straight Note, including accrued interest, with the Convertible Note and then simultaneously converted the Convertible Note into 19,762,786 shares of ATR's common stock. All other Straight Note holders have since replaced their Straight Notes, including accrued interest, with Convertible Notes and converted such Convertible Notes into an aggregate of 7,998,411 shares of the Company's common stock.

4.   WebMD Corp. Agreement

     In September 1999, the Company entered into an agreement with WebMD Corp. to develop a web-based portal through which individual uninsured and under insured Patients can procure healthcare services. The agreement required a prepaid service fee to be paid to WebMD of $250,000 upon a promotional announcement on WebMD's Internet portal, and a sharing of revenues when operational. Currently both parties are reevaluating this agreement, given changed directions and priorities of each company. The agreement has not formally been modified or terminated, nor has either party proposed any specific changes. However, neither party is currently devoting any substantial resources to this project. Accordingly, the prepaid service fee was written off in fiscal year 2001 and is included as a component of product development costs in the statement of operations.

5.   Income Taxes

     Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes as of June 30, 2002 and 2001 are as follows:

                                                                                June 30,
                                                                      2002                    2001
                                                              ---------------------- -----------------------

         Net operating loss carry forwards                    $       18,043,000     $       14,603,000
         Research credits                                                123,000                123,000
         Common stock options                                          2,818,000              2,539,000
         Common stock warrants                                           789,000                789,000
         Other - net                                                     362,000               (572,000)
                                                              ---------------------- -----------------------
         Total deferred tax assets                                    22,135,000             17,482,000
         Valuation allowance for deferred tax assets                 (22,135,000)           (17,482,000)
                                                              ---------------------- -----------------------
         Net deferred tax assets                              $                -     $                -
                                                              ====================== =======================

     The Company's valuation allowance as of June 30, 2002 and 2001 was $22,135,000 and $17,482,000 respectively, resulting in a net change in the valuation allowance of $4,653,000 and $2,893,000 in the fiscal years ended June 30, 2001 and 2000, respectively.

     As of June 30, 2002 the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $46,119,000 million and $26,245,000 million, respectively. The federal net operating loss carryforwards expire in 2004 through 2022 and the state net operating loss carryforwards expire in 2002 through 2022. The Company also has approximately $98,000 and $25,000 of research and development tax credit carryforwards for federal and state income tax purposes, respectively. The federal research and development tax credit carryforwards expire in 2005.

     In connection with the Company's initial public offering in August 1992, a change of ownership (as defined in Section 382 of the Internal Revenue Code of 1986, as amended) occurred. As a result, the Company's net operating loss carryforwards generated through August 20, 1992 (approximately $1,900,000) are subject to an annual limitation in the amount of approximately $300,000.

     In 1993, a controlling interest of the Company's stock was purchased, resulting in a second annual limitation in the amount of approximately $398,000 on the Company's ability to utilize net operating loss carryforwards generated between August 11, 1992 and September 13, 1993 (approximately $7,700,000).

     In accordance with provisions of the Internal Revenue Code Section 382, additional portions of the net operating loss carryforwards may be disallowed as a result of additional changes in ownership of the Company.

     The Company expects that the aforementioned annual limitations will result in net operating loss carryovers which will not be utilized prior to the expiration of the carryover period.

6.   Commitments and Contingencies

     The Company may from time to time become a party to various legal proceedings arising in the ordinary course of its business. The Company is not currently subject to any legal proceedings.

     The Company signed agreements effective in January 2001 with an application services provider to license, support and run software to process medical bills submitted to the Company's Healthcare Exchange. The agreements are for a period of 66 months. They required payment of an initial base license fee of $250,000, which is being amortized over 66 months, and data center set up, training and implementation fees of about $145,000, which were expensed. The agreements require monthly minimum payments currently of about $35,000 and additional fees that are transaction based if volumes exceed levels included in the monthly minimums.

     In November 1995, the Company entered into a lease agreement for its facility in Sacramento, California under a one-year lease with Mr. Cameron. The lease has been extended to January 31, 2004. Payments under this facilities lease are approximately $141,330 per year. At June 30, 2002, $527,896 of rent owed for fiscal years 1996 through 2002 is included in the balance of accounts payable and accrued interest payable to stockholders. Rental expense for all operating leases was approximately $230,897, $196,390 and $189,121, for fiscal years June 30, 2002, 2001 and 2000, respectively, including approximately $148,302, $139,272 and $114,285 related to the lease of the office facilities from Mr. Cameron.

     Minimum annual payments for all non-cancelable operating leases and amounts due to an application services provider are as follows:

                2003                         $          604,100
                2004                         $          528,500
                2005                         $          445,717
                2006                         $          416,398
                2007                         $            8,220
                Thereafter                   $            3,888

7.   Stockholders' Equity (Deficit)

Series D Preferred Stock

     In June 1994, existing stockholders purchased 204,167 shares of Series D Convertible Preferred Stock for $1,225,002. ATR's Series D Preferred Stock carried a cumulative dividend of $0.60 per share per year, until the Series D preferred stock was exchanged for common stock on September 11, 2000. On September 11, 2000, in connection with the exchange of 204,167 shares Series D preferred stock, for 408,334 shares of common stock based on a per share price of $3.00 per share, the Company declared accrued dividends of $759,110 in the aggregate. Of the $759,110 in accrued dividends, two of the Series D preferred stockholders agreed to accept 158,638 shares of common stock for $475,915 in accrued dividends based on a $3.00 per share value. The benefit accruing to the Series D Preferred stockholders recorded in the quarter ended September 30, 2000 was approximately $316,702 in compensation expense and $862,000 in preferred stock dividends. As of June 30, 2002, cumulative unpaid, dividends were $283,195.

Common Stock

     The Company's Healthcare Exchange development efforts will require substantial funds. On January 9, 2002, the Board of Directors of the Company unanimously approved a private placement of up to $12,000,000 of the Company's common stock at a purchase price of $2.25 per share. The shares of common stock issued in the private placement are restricted securities. Further pursuant to the private placement, in the event that within one year from the final closing the Company sells shares of common stock, or securities exercisable or convertible into common stock, at a price less than $2.25 per share, the Company will issue additional shares to these investors in an amount such that the overall purchase price will be equal to the lower, subsequent sales price. The forgoing shall exclude common stock that may be issued in connection with a merger, as a dividend, pursuant to the exercise of outstanding options, warrants and other convertible securities and pursuant to options subsequently issued to employees. Proceeds to date, net of offering costs, are approximately
$2,742,519. Proceeds were used for further development and operation of the Healthcare Exchange. The Company's Chairman and Chief Financial Officer purchased 222,222 shares of the Company's common stock in the private placement. Because the purchase price of such stock was less than the public trading price on the date of purchase, the Company recorded compensation expense of $138,583 in fiscal year 2002.

     The Company received $9,560,345 in a private placement of its common stock at a price of $3.00 in fiscal year 2001, and in fiscal year 2000 received $3,712,348 in a private placement of its common stock at an average price of $3.42 per share.

Warrants

     Warrant activity during the periods indicated is as follows:

                               Number of        Range of        Weighted Average
                                 Shares      Exercise Prices     Exercise Price
                               -------------------------------------------------

Balance at June 30, 1999        559,800        $0.01-$25.00           $0.94
Exercised                       (20,000)       $0.75                  $0.75
                               ---------

Balance at June 30, 2000        539,800        $0.01-$25.00           $0.95
Expired/Canceled                (40,000)       $0.01                  $0.01
                               ---------

Balance at June 30, 2001        499,800        $0.01-$25.00           $1.02
Exercised                      (284,200)       $0.75                  $0.75
                               ---------
Balance at June 30, 2002        215,600        $0.01-$25.00           $1.38
                               =========

     At June 30, 2002, the weighted-average remaining contractual life of outstanding warrants was 4.9 years. All warrants are immediately exercisable for common stock at June 30, 2002.

Stock Option/Stock Issuance Plans

     The 1993 Stock Option/Stock Issuance Plan (the "1993 Plan"), pursuant to which key employees (including officers) and consultants of the Company and the non-employee members of the Board of Directors may acquire an equity interest in the Company, was adopted by the Board of Directors on August 31, 1993 and became effective at that time. The 1993 Plan provided that up to 400,000 shares of common stock could be issued over the ten-year term of the 1993 Plan. As of June 30, 2002, shares available for future issuance under this plan were 31,173.

     The 1997  Stock  Option  Plan  (the  "1997  Plan"),  pursuant  to which key employees (including officers) and consultants of the Company and the non-employee members of the Board of Directors may acquire an equity interest in the Company, was adopted by the Board of Directors on November 18, 1997 and became effective at that time. An aggregate of 3,000,000 shares of common stock may be issued over the five-year term of the 1997 plan. Subject to the oversight and review of the Board of Directors, the 1997 Plan shall generally be administered by the Company's Compensation Committee consisting of at least two non-employee directors as appointed by the Board of Directors. The grant date, the number of shares covered by an option and the terms and conditions for exercise of options shall be determined by the Committee, subject to the 1997 Plan requirements. The Board of Directors shall determine the grant date, the number of shares covered by an option and the terms and conditions for exercise of options to be granted to members of the Committee. As of June 30, 2002, shares available for future issuance under this plan were 329,279. This five-year plan will expire November 18, 2002.

     Option activity for the 1993 and the 1997 Plans during the periods indicated is as follows:

                                     Number of          Weighted Average
                                      Shares             Exercise Price
                                   ---------------------------------------------

     Balance at June 30, 1999        594,919                   $0.98
     Granted                         880,000                   $2.72
     Exercised                      (269,919)                  $0.65
     Cancelled                       (25,000)                  $0.25

                                   ------------
     Balance at June 30, 2000      1,180,000                   $2.36
     Granted                         920,600                   $2.77
     Exercised                       (49,933)                  $0.25
     Cancelled                      (317,500)                  $4.04

                                   ------------

     Balance at June 30, 2001      1,733,167                   $2.33
     Granted                       1,234,053                   $1.83
     Exercised                       (51,585)                  $0.45
     Cancelled                      (326,432)                  $2.60

                                  ------------
     Balance at June 30, 2002      2,589,203                   $2.07
                                  ============

     The following table summarizes information about stock options outstanding under the 1993 and the 1997 Plans at June 30, 2002:

                                                       Weighted
                                                       Average
                                       Weighted        Remaining                             Weighted
Range of Exercise      Options          Average       Contractual            Options          Average
      Prices         Outstanding     Exercise Price   Life (Years)         Exercisable     Exercise Price
-----------------------------------------------------------------------------------------------------------

$      0.01-1.95      1,028,369           $0.58            7                  894,479             $0.55
$      2.00-3.85      1,233,334           $2.50            9                  255,834             $2.85
$      4.00-6.63        312,500           $4.81            8                  208,333             $4.81
$           7.19          5,000           $7.19            8                    3,333             $7.19
$          13.10         10,000          $13.10            2                   10,000            $13.10

                      ----------                                           ----------
                      2,589,203           $2.07                             1,371,979             $1.73

                      ==========                                           ==========

     At June 30, 2001 and 2000 the number and weighted average exercise price of options exercisable were 745,022 and $1.88 and 485,000 and $1.77, respectively.

     In addition to options granted pursuant to the 1993 and 1997 Stock Option/Stock Issuance Plans, the Company has granted options outside of these plans. In fiscal year 1994, the Company granted to its former Chief Executive Officer and director stock options to purchase 400,000 shares of common stock exercisable at $0.10 per share. Of these options, 370,000 remain outstanding and are fully vested as of June 30, 2002. These options expire on August 10, 2003.

     During fiscal year 2000, in accordance with an employment agreement, the Company granted the current Chief Executive Officer stock options to purchase 7,000,000 shares of common stock at $3.00 per share, the fair market value of the Company's common stock on the date of grant. The options vest ratably over 5 years and expire on April 14, 2010. As of June 30, 2002, 2,800,000 options have vested, and 7,000,000 remain outstanding. Also, on August 1, 2000, Mr. Cameron entered into an agreement with the Company's current Chief Executive Officer to grant him the option to purchase 6,000,000 shares of the Company's common stock from Mr. Cameron at a purchase price of $3.625 per share, the fair market value of the Company's stock on that date. As of June 30, 2002, these options are fully vested and 6,000,000 remain outstanding.

     Non-cash stock based compensation expense was $787,611 for fiscal year 2002 and $1,931,036 for fiscal year 2001. No such expense was incurred in fiscal year 2000. Costs incurred in fiscal year 2002 primarily represent $637,528 recorded in connection with the grant of options to employees with an exercise less than the public trading price on the date of grant and $138,583 recorded in connection with the purchase of 222,222 shares of the Company's common stock by the Company's Chairman and Chief Financial Officer because the purchase price of such stock was less than the public trading price on the date of purchase.

     SFAS No. 123 requires presentation of pro forma information regarding net loss and loss per share as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value of ATR options was estimated at the date of grant using the Black-Scholes model with the following weighted average assumptions for fiscal years 2002, 2001 and 2000: dividend yield of 0%, an expected life of five years, a risk-free interest rate of 5.0%, and expected volatility of 1.168, 1.271 and 0.959.

     The Black-Scholes model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. It requires the input of highly subjective assumptions, the quality of which cannot be judged except by hindsight. The Company's pro forma information is as follows:

                                                                   Years Ended June 30,
                                               --------------------------------------------------------------
                                                       2002                  2001                2000
                                               ---------------------------------------------------------------
Net loss applicable to common stockholders:
      As reported                              $  (9,815,906)        $    (9,800,897)      $  (4,938,141)
      Pro forma                                $(13,815,109)         $  (14,153,429)       $  (6,224,858)

Basic and diluted net loss per share:
      As reported                              $           (0.16)    $        (0.17)       $        (0.10)
      Pro forma                                $           (0.23)    $        (0.24)       $        (0.12)

     Future pro forma results may be materially different from amounts reported as future years will include the effects of additional stock option grants.

     The weighted average fair value of options granted during the fiscal years June 30, 2002, 2001 and 2000 whose exercise price equals the market price of the stock on the grant date was $1.95, $2.30 and $2.58 respectively. The weighted-average fair value of options granted in fiscal year 2002 whose exercise price was less than the market price of the stock on the date of grant was $2.03. For fiscal years 2001 and 2000, all options were granted with exercise prices equal to the market price on the date of grant.

Stock Reserved for Issuance

     As of June 30, 2002, the Company has reserved a total of 11,404,268 shares of common stock pursuant to outstanding warrants, options, convertible notes payable to stockholders, and future issuance of options to employees and non-employee directors.

                         Common Shares Reserved for Issuance
     ---------------------------------------------------------------------------
     Options                                                  10,319,655
     Warrants                                                    215,600
     Notes (including accrued interest)                          869,013
                                                          ----------------------

     Total                                                    11,404,268
                                                          ======================

8.   Subsequent Event

     The Company has received short-term unsecured financing in the form of a convertible note of $1,000,000 as of July 26, 2002 from a lender. This note bears interest at 8% and is payable at the earliest of July 25, 2003 or when the Company, in a proposed Private Placement of Common Stock offering, raises $8,000,000. All or a portion of the convertible note may be converted into shares of common stock at the lower of $2.25 per share or the subscription per share price of the proposed Private Placement of Common Stock. In consideration for the loan the Company will issue three warrants. The Company will issue to the lender one warrant to purchase 100,000 shares of common stock. The lender will also receive a second warrant to purchase 100,000 shares of common stock that may only be exercisable if the Company does not repay the convertible note within 180 days of the agreement. The lender will also receive a third warrant to purchase 100,000 shares of common stock that may be exercisable if the Company does not repay the convertible note within one year of the agreement. Each of the warrants will have an exercise price equal to the lower of $2.14 or the subscription per share price of the proposed Private Placement of Common Stock. When, and if, exercisable, the lender may exercise these warrants through July 25, 2009.

9.   Quarterly Results of Operations (Unaudited)

     The following table presents the Company's unaudited quarterly statement of operations data for the four quarters of fiscal years 2002 and 2001. The Company believes that this information has been prepared on the same basis as its audited consolidated financial statements and that all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the selected quarterly information. The Company's quarterly results of operations for these periods are not necessarily indicative of future results of operations.

                                                                                          2002
                                                     ------------------------------------------------------------------------------
                                                      September 30          December 31           March 31               June 30
Healthcare Exchange revenue                          $     108,218        $     253,876      $     430,308         $     850,163
Healthcare Exchange gross profit (loss)                   (116,570)             (96,337)            28,779               363,176
Contract Programming revenue                                     -                    -                  -                     -
Contract Programming gross profit                                -                    -                  -                     -
Selling, marketing and product development costs        (1,505,195)          (1,546,462)        (1,852,186)           (2,172,714)
General and administrative expenses                       (505,834)            (600,045)          (673,076)             (703,317)
Loss from operations                                    (2,127,599)          (2,242,844)        (2,496,483)           (2,512,855)
Total other income (expense)                              (106,384)            (105,364)          (110,929)             (113,447)
Net loss                                                (2,233,983)          (2,348,208)        (2,607,412)           (2,626,302)
Preferred stock dividends in arrears                             -                    -                  -                     -
Net loss applicable to common stockholders              (2,233,983)          (2,348,208)         (2,607,412)           (2,626,302)
Basic and diluted net loss per share                 $       (0.04)       $       (0.04)     $        (0.04)       $        (0.04)
Shares used in per share calculation                    59,401,860           59,421,866         61,261,644            60,945,581
-----------------------------------------------------------------------------------------------------------------------------------



                                                                                        2001
                                                    ------------------------------------------------------------------------------
                                                      September 30        December 31           March 31                June 30
Healthcare Exchange revenue                         $           -       $           -       $           -         $      50,944
Healthcare Exchange gross profit (loss)                         -                   -                   -               (33,584)
Contract Programming revenue                              178,019              47,812              46,385                36,253
Contract Programming gross profit                          42,217               1,160               9,466                 9,954
Product development costs                              (1,057,426)         (1,238,497)         (1,227,696)           (1,573,894)
General and administrative expenses                    (2,141,486)           (490,072)           (640,279)             (579,134)
Loss from operations                                   (3,156,695)         (1,727,409)         (1,858,509)           (2,176,658)
Total other income (expense)                              (50,935)             79,980              11,268               (35,797)
Net loss                                               (3,207,631)         (1,647,429)         (1,847,241)           (2,212,454)
Preferred stock dividends in arrears                     (886,142)                  -                   -                     -
Net loss applicable to common stockholders             (4,093,773)         (1,647,429)          (1,847,241)           (2,212,454)
Basic and diluted net loss per share                $       (0.07)      $       (0.03)      $        (0.03)       $        (0.04)
Shares used in per share calculation                   56,695,586          59,329,251          59,358,090            59,383,954
----------------------------------------------------------------------------------------------------------------------------------

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses will be borne by the selling stockholders. All of the amounts shown are estimates, except for the SEC registration fee and the NASD fee.

       SEC registration fee                             $        671
       Printing and engraving expenses                  $          *
       Accounting fees and expenses                     $          *
       Legal fees and expenses                          $          *
       Transfer agent and registrar fees                $          *
       Miscellaneous                                    $          *

            Total                                       $          *

* To be filed by amendment.

Item 14.  Indemnification of Directors and Officers.

     Our certificate of incorporation contains provisions eliminating or limiting director liability to us and our stockholders for monetary damages arising from acts or omissions in the capacity as a director. The provisions do not, however, eliminate the personal liability of a director for any breach of a director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit. In addition, these provisions do not eliminate personal liability, under a negligence standard, for violations of Delaware statutory provisions concerning unlawful dividends or stock repurchases or redemptions. This provision offers persons who serve on our board of directors protection against awards of monetary damages resulting from breaches of their duty of care, except as discussed above. As a result, our ability or our stockholders' ability to successfully prosecute an action against a director for breach of his or her duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care.

     Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by applicable law, subject to limited exceptions against liabilities arising by reason of their status or services as an officer or director.

Item 15.  Recent Sales of Unregistered Securities.

     In October 2002, we sold 4,125,000 shares of our common stock at a purchase price of $1.00 per share to 17 accredited investors. Net cash proceeds from the offering were $3,884,567. In connection with the private placement, we engaged Stonegate Securities, Inc. as placement agent who received a placement fee of 6% on the gross proceeds received from the sale of common stock placed by them and a five year warrant to purchase 10% of the common stock placed by them at $1.00 per share. The placement of the common stock was exempt from registration pursuant to pursuant to Rule 506 of Regulation D of the Securities Act.

     In July 2002, we received short-term unsecured financing in the form of a convertible note of $1,000,000 from an accredited investor. The convertible note bears interest at 8% and is payable at the earlier of July 25, 2003 or when we, in a private placement of common stock, raise $8,000,000. All or a portion of the convertible note may be converted into shares of common stock at the lower of $1.00 per share, the subscription share price of the October 2002 private placement, or, if further shares are offered at a lower price per share through March 29, 2003, at that lower price. As additional consideration for the convertible note, we issued three warrants. We issued to the lender one warrant to purchase 100,000 shares of common stock. The lender received a second warrant to purchase 100,000 shares of common stock that may only be exercisable if we do not repay the convertible note within 180 days of the agreement. The lender received a third warrant to purchase 100,000 shares of common stock that may be exercisable if we do not repay the convertible note within one year of the agreement. Each of the warrants has an exercise price of $1.00 or, if we sell additional shares in a financing at a price less than $1.00 per share through March 29, 2003, at that lower price. When, and if, exercisable the lender may exercise these warrants through July 25, 2009. The issuance of the convertible note was exempt from registration pursuant to Rule 506 of Regulation D of the Securities Act.

     During the period of May 2002 and September 2002, we issued an aggregate of 38,600 shares of our common stock to certain service providers in exchange for their services valued at $78,700. No commissions were paid. The issuance of the shares was made pursuant to Section 4(2) of the Securities Act.

     During the period between January 9, 2002 and March 28, 2002, we sold 1,232,585 shares of our common stock at a purchase price of $2.25 per share to 25 accredited investors. Pursuant to the terms of the private placement, in the event that we sold shares of common stock, or securities exercisable or convertible into common stock, at a price less than $2.25 per share within one year from the final closing, we would issue additional shares to these investors in an amount such that the overall purchase price will be equal to the lower, subsequent sales price. As previously disclosed, during October 2002, we completed a private placement of 4,125,000 shares of our common stock at $1.00 per share. As a result of the October 2002 private placement at $1.00 per share, we issued 1,540,729 additional shares to these investors. Included in such total was 277,778 shares issued to our chairman of the board who initially purchased 222,222 shares of common stock in the January 2002 private placement. The placement of the common stock was exempt from registration pursuant to Rule 506 of Regulation D of the Securities Act.

     In August 2000, we sold a total of 3,333,334 shares of our common stock at $3.00 per share to 22 accredited investors. We engaged Shattuck Hammond Partners as placement agent, who received a commission of $318,000. The sales were exempt from registration pursuant to Rule 506 of Regulation D of the Securities Act.

     During the period of September 1999 to January 2000, we sold a total of 1,086,145 shares of common stock for aggregate proceeds of $3,712,348 to two stockholders who are accredited investors. No commissions were paid. The sales were exempt from registration pursuant to Rule 506 of Regulation D of the Securities Act.

Item 16.  Exhibits and Financial Statement Schedules.

     Unless otherwise noted, the following exhibits are filed with this registration statement.

         Exhibit
         Number   Description of Document

         3.1      Second   Amended   and   Restated Bylaws  of  the   Registrant
                  (incorporated by reference to Exhibit 3.3 to Amendment No. 1 to Registration Statement on Form S-18, Reg. No. 33-48666).

         3.2 Amendment to Second Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 of the Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1994).

         3.3 Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.3 of Form 10-KSB for the fiscal year ended June 30, 1997).

         4.1 Amended and Restated Certificate of Incorporation of Registrant, including Certificates of Designation with respect to Series A, Series B, Series C, Series D, and Series E Preferred Stock, including any amendments thereto (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-3, Reg. No. 33-86962).

         10.1     Form  of  Director   and   Executive  Officer  Indemnification
                  Agreement  (incorporated   by  reference  to Exhibit  10.19 to
                  Registration Statement on Form S-18, Reg. No. 33-48666).


         10.11+   1993  Stock  Option/Stock  Issuance  Plan   (incorporated   by
                  reference to Exhibit 10.47 to Form 10-KSB for the fiscal year ended June 30, 1994).

         10.12+ Stock Option Agreement, dated August 11, 1993, between the Registrant and Russell J. Harrison (incorporated by reference to Exhibit 10.51 to Form 10-KSB for the fiscal year ended June 30, 1994).

         10.18 Note Payable between the Registrant and the Negri Foundation dated December 24, 1996 (incorporated by reference to Exhibit
                  10.60 to Form 10-QSB for the quarter ended December 31, 1996).

         10.19 Note Payable between the Registrant and the Negri Foundation dated December 31, 1996 (incorporated by reference to Exhibit
                  10.61 to Form 10-QSB for the quarter ended December 31, 1996).

         10.20 Note Payable between the Registrant and the Max Negri Trust dated December 31, 1996 (incorporated by reference to Exhibit
                  10.62 to Form 10-QSB for the quarter ended December 31, 1996).

         10.21 Note Payable between the Registrant and the Cameron Foundation dated December 31, 1996 (incorporated by reference to Exhibit 10.63 to Form 10-QSB for the quarter ended December 31, 1996).

         10.22 Note Payable between the Registrant and the James W. Cameron, Jr., as an individual, dated December 31, 1996 (incorporated by reference to Exhibit 10.64 to Form 10-QSB for the quarter ended December 31, 1996).

         10.23 Note Payable between the Registrant and James W. Cameron, Jr., as an individual, dated January 16, 1997 (incorporated by reference to Exhibit 10.65 to Form 10-QSB for the quarter ended December 31, 1996).

         10.24 Note Payable between the Registrant and James W. Cameron, Jr., as an individual, dated January 31, 1997 (incorporated by reference to Exhibit 10.66 to Form 10-QSB for the quarter ended December 31, 1996).

         10.25 Note Payable between the Registrant and James W. Cameron, Jr., as an individual, dated February 7, 1997 (incorporated by reference to Exhibit 10.67 to Form 10-QSB for the quarter ended December 31, 1996).

         10.29 Note Payable between the Registrant and James W. Cameron, Jr., dated April 21, 1997 (incorporated by reference to Exhibit
                  10.29 to Form 10-KSB for the year ended June 30, 1997).

         10.33+ Alternative Technology Resources, Inc. 1997 Stock Option Plan (incorporated by reference to Exhibit 10.33 to Form 10-KSB for the year ended June 30, 1998).

         10.34 Memorandum regarding rent reduction on that Lease between James W. Cameron, Jr., and the Registrant, dated July 15, 1998 (incorporated by reference to Exhibit 10.34 to Form 10-KSB for the year ended June 30, 1998).

         10.35 Fourth Addendum to Lease between James W. Cameron, Jr., and the Registrant, effective January 1, 1999 (incorporated by reference to Exhibit 10.35 to Form 10-QSB for the quarter ended March 31, 1999).

         10.36 Fifth Addendum to Lease between James W. Cameron, Jr., and the Registrant, effective January 1, 2000 (incorporated by reference to Exhibit 10.36 to Form 10-KSB for the year ended June 30, 2000).

         10.37 Healtheon Customer Agreement effective September 16, 1999 (incorporated by reference to Exhibit 10.37 to Form 10-K for the year ended June 30, 2001).

         10.38 Employment Agreement with Jeffrey McCormick. (Incorporated by reference to Exhibit 10.38 to Form 10-K for year end June 30,
                   2001.)

         10.40 Master Agreement for Computer Software Products and Related Services between Alternative Technology Resources, Inc. and Resource Information Management Systems, Inc. (incorporated by reference to Exhibit 10.40 to Form 10-Q for the quarterly period ended December 31, 2000).

         23.1.1   Consent of Ernst & Young LLP, Independent Auditors

         23.1.2   Consent of Bartel Eng & Schroder (contained in Exhibit 5.1)*

* To be filed by amendment.
+ Indicates a management contract or compensatory plan or arrangement as required by Item 13(a).

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (5) For purposes of determining any liability under the Securities Act of 1933, the information omitted form the form of prospectus filed as part of this registration statement in reliance up[on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (6) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form or prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in Sacramento, California, on November 19, 2002.

                                  ALTERNATIVE TECHNOLOGY RESOURCES, INC.,
                                  a Delaware Corporation



                                  /S/ JEFFREY S. MCCORMICK
                                  ---------------------------------------
                                  Jeffrey S. McCormick,
                                  Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Known All Persons By These Present, that each person whose signature appears below appoints Jeffrey S. McCormick or James W. Cameron, Jr. as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, to sign any amendment (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he may do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of his substitutes, may lawfully do or cause to be done by virtue hereof.


Date: November 19, 2002           /S/ JEFFREY S. MCCORMICK
      -----------------           ----------------------------------------------
                                  Jeffrey S. McCormick,
                                  Chief Executive Officer
                                  (Principal Executive Officer)


Date: November 18, 2002           /S/ JAMES W. CAMERON, JR.
      -----------------           ----------------------------------------------
                                  James W. Cameron, Jr.,
                                  Chairman of the Board, Chief Financial Officer
                                  (Principal Accounting and Financial Officer)


Date: November 19, 2002           /S/ EDWARD L. LAMMERDING
      -----------------           ----------------------------------------------
                                  Edward L. Lammerding,
                                  Director

                                                                  EXHIBIT 23.1.1


               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 16, 2002 in the Registration Statement (Form S-1) and the related Prospectus of Alternative Technology Resources, Inc. for the registration of 8,097,315 shares of its common stock.

                                                 /s/ ERNST & YOUNG LLP

Sacramento, California
November 14, 2002